UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934

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Sealed Air Corporation
(Name of Registrant as Specified In Its Charter)

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Sealed Air®

2020 Proxy Statement

We are in business to protect, to solve critical packaging challenges, and to leave our world better than we found it.

Sealed Air Corporation 2415 Cascade Pointe Boulevard Charlotte, North Carolina 28208

April 9, 2020

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Sealed Air Corporation to be held on Thursday, May 21, 2020, at 10:00 a.m., Eastern daylight time. This year’s Annual Meeting will again be a “virtual meeting” conducted via live audio webcast. Each stockholder will be able to participate in the Annual Meeting by accessing a live webcast at www.virtualshareholdermeeting.com/SEE2020 and entering the 16-digit control number included on the stockholder’s Notice of Internet Availability of Proxy Materials or proxy card. Stockholders will also be able to vote their shares and submit questions via the Internet during the meeting by participating in the webcast.

By conducting the Annual Meeting via live audio webcast, we are embracing the latest technology to provide expanded access and improved communication for our stockholders. As we have learned, hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world.

During the Annual Meeting, stockholders will be asked to elect the entire Board of Directors and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2020. We also will be asking stockholders to approve, by an advisory vote, our 2019 executive compensation as disclosed in the Proxy Statement for the Annual Meeting. These matters are important, and we urge you to vote in favor of the election of each of the director nominees, the ratification of the appointment of our independent auditor, and the approval of our 2019 executive compensation.

We are again furnishing proxy materials to our stockholders over the Internet. This e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of the Annual Meeting. Today we sent to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement for the Annual Meeting and our 2019 Annual Report to Stockholders, as well as how to vote via the Internet. Other stockholders will receive copies of the Proxy Statement, a proxy card and the 2019 Annual Report by mail or e-mail.

It is important that you vote your shares of common stock at the virtual meeting or by proxy, regardless of the number of shares you own. You will find the instructions for voting on your Notice of Internet Availability of Proxy Materials or proxy card. We appreciate your prompt attention.

The Board of Directors invites you to participate in the Annual Meeting so that management can discuss business trends with you, listen to your suggestions and answer your questions. Thank you for your continuing support, and we look forward to joining you at Sealed Air’s 2020 Annual Meeting.

Sincerely,

Edward (Ted) L. Doheny II

President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Sealed Air Corporation, a Delaware corporation (“Sealed Air”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) on May 21, 2020, at 10:00 a.m., Eastern daylight time. The Annual Meeting will again be conducted as a virtual meeting via live audio webcast. Each stockholder may participate in the Annual Meeting, including casting votes and submitting questions, by accessing the live audio webcast at www.virtualshareholdermeeting.com/SEE2020 and then using the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or proxy card being delivered to the stockholder. Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Eastern daylight time, and stockholders are encouraged to allow ample time to log in to the meeting webcast and test their computer audio system. There will be no physical location for the Annual Meeting.

The purposes for the Annual Meeting are to consider and vote upon:

1.	Election of each of the following nominees as Directors:

Françoise Colpron	Edward L. Doheny II	Michael P. Doss
Henry R. Keizer	Jacqueline B. Kosecoff	Harry A. Lawton III
Neil Lustig	Suzanne B. Rowland	Jerry R. Whitaker

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Sealed Air’s independent auditor for the year ending December 31, 2020

3.	Approval, as an advisory vote, of 2019 executive compensation as disclosed in the attached Proxy Statement

4.	Such other matters as properly come before the Annual Meeting

The Board of Directors has fixed the close of business on March 23, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Sealed Air is making available or mailing its 2019 Annual Report to Stockholders to all stockholders of record as of the record date. Additional copies of the 2019 Annual Report are available upon written request to the Corporate Secretary at Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208.

Because it is important that as many stockholders as possible be represented at the Annual Meeting, stockholders should review the attached Proxy Statement promptly and carefully and then vote. A stockholder may vote by following the instructions for voting set forth on the Notice of Internet Availability of Proxy Materials or proxy card. A stockholder who receives a paper copy of the proxy card by mail will also receive a postage-paid, addressed envelope that can be used to return the completed proxy card. A stockholder who joins the Annual Meeting may vote electronically at the Annual Meeting.

Sealed Air will maintain a list of stockholders of record as of the record date at Sealed Air’s corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina, for a period of ten days prior to the Annual Meeting.

On behalf of the Board of Directors,

Angel S. Willis

Vice President, General Counsel and Secretary

Charlotte, North Carolina

April 9, 2020

Important Notice Regarding Availability of Proxy Materials for Annual Meeting on May 21, 2020:

Sealed Air’s Notice of Annual Meeting of Stockholders, Proxy Statement and 2019 Annual Report

to Stockholders are available at https://ir.sealedair.com/reports-filings/annual-meeting.

Sealed Air Corporation 2415 Cascade Pointe Boulevard Charlotte, North Carolina 28208

Proxy Statement dated April 9, 2020
2020 Annual Meeting of Stockholders

Sealed Air Corporation, a Delaware corporation, is furnishing this Proxy Statement and related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2020 Annual Meeting of Stockholders and any adjournments. Sealed Air Corporation is providing these materials to the holders of record of its common stock, par value $0.10 per share, as of the close of business on March 23, 2020 and is first making available or mailing the materials on or about April 9, 2020.

The Annual Meeting is scheduled to be held by webcast as follows:

Date	Thursday, May 21, 2020

Time	10:00 a.m., Eastern daylight time

Meeting Website Address	www.virtualshareholdermeeting.com/SEE2020

Your vote is important. Please see the detailed information that follows.

i

2020 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to “Sealed Air,” and to “we,” “us,” “our” and similar terms, refer to Sealed Air Corporation.

Annual Meeting of Stockholders

Time and Date	10:00 a.m., Eastern daylight time, on May 21, 2020

Meeting Webcast Address	www.virtualshareholdermeeting.com/SEE2020

Record Date	Close of business on March 23, 2020

Voting	Holders will be entitled to one vote at the Annual Meeting for each of the outstanding shares of our common stock they hold of record as of the record date.

Votes Eligible to be Cast	A total of 155,658,654 votes are eligible to be cast on each proposal at the Annual Meeting.

Annual Meeting Agenda

Proposal		Board Recommendation
1	Election of directors	FOR each nominee
2	Ratification of appointment of independent auditor for 2020	FOR
3	Approval of 2019 executive compensation on an advisory basis	FOR

How to Cast Your Vote

You can vote by any of the following methods:

Until 11:59 p.m., EDT, on May 20, 2020	At the Annual Meeting on May 21, 2020

●   Internet: www.proxyvote.com

●   Telephone:

► +1-800-454-8683 if you beneficially own shares held in “street name”

► +1-800-690-6903 if you are the stockholder of record

●   Completed, signed and returned proxy card

● Internet: By joining the Annual Meeting at www.virtualshareholdermeeting.com/SEE2020 if you are the stockholder of record or if you hold a proxy from the broker, bank or other nominee holding your shares in street name

If you participate in our 401(k) and Profit-Sharing Plan, you may use the proxy card to provide voting instructions to Fidelity Management Trust Company, as trustee, and your completed, signed card must be delivered to the trustee by 11:59 p.m., Eastern daylight time, on May 18, 2020.

Proposal 1. Election of Directors

Nominees

We are asking stockholders to elect the following nine director nominees. Michael P. Doss and Suzanne B. Rowland have been nominated by the Board for initial election to the Board of Directors. Each of the other nominees currently serves as a director of Sealed Air. Information in the table is as of April 9, 2020.

Name	Age	Director Since	Occupation	Experience/ Qualifications	Independent	Committee Memberships	Other U.S. Public Co. or Registered Investment Co. Boards
Françoise Colpron	49	2019	Group President, North America of Valeo SA	● Global ● Manufacturing and Operations ● Legal and Regulatory	Yes	● Audit ● Organization and Compensation
Edward L. Doheny II	57	2017	President and CEO of Sealed Air	● Leadership ● Global ● Industry	No		● Eastman Chemical Company
Michael P. Doss	53	–	President and CEO of Graphic Packaging Holding Company	● Finance ● Industry ● Manufacturing and Operations	Yes		● Graphic Packaging Holding Company
Henry R. Keizer	63	2016	Chairman of Hertz Global Holdings, Inc.	● Leadership ● Finance ● Industry	Yes	● Audit (Chair) ● Nominating and Corporate Governance	● Multi-Asset BlackRock Funds Complex ● Hertz Global Holdings, Inc. ● WABCO Holdings Inc.
Jacqueline B. Kosecoff	70	2005	Managing Partner of Moriah Partners, LLC Senior Advisor to Warburg Pincus	● Leadership ● Industry ● Global	Yes	● Nominating and Corporate Governance ● Organization and Compensation (Chair)	● Houlihan Lokey, Inc. ● STERIS Corporation
Harry A. Lawton III	45	2019	President and CEO of Tractor Supply Company	● Leadership ● Information Technology ● Marketing and Sales	Yes	● Organization and Compensation	● Tractor Supply Company
Neil Lustig	58	2015	President and CEO of GAN Integrity Inc.	● Leadership ● Innovation ● Industry	Yes	● Audit ● Nominating and Corporate Governance
Suzanne B. Rowland	58	–	Retired Group Vice President, Industrial Specialties, of Ashland Global Holdings, Inc.	● Leadership ● Manufacturing and Operations ● Strategic Planning	Yes		● L.B. Foster Company ● SPX FLOW, Inc.
Jerry R. Whitaker	69	2012	Retired President of Electrical Sector-Americas, Eaton Corporation	● Leadership ● Global ● Finance	Yes	● Chairman of the Board ● Ex Officio, Non-Voting Member of Audit, Nominating and Corporate Governance, and Organization and Compensation Committees	● Matthews International Corporation

Proposal 2. Ratification of Appointment of Independent Auditor for 2020

We are asking stockholders to ratify the Audit Committee’s retention of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor to examine and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2020.

Proposal 3. Approval of 2019 Executive Compensation on an Advisory Basis

We are asking for stockholder approval, on an advisory basis in accordance with Securities and Exchange Commission, or SEC, rules, of the 2019 compensation of our “named executive officers” as disclosed under “Executive Compensation” in this Proxy Statement, including the disclosures set forth thereunder in “—Compensation Discussion and Analysis” and the compensation tables and related narrative discussion.

2019 Executive Total Target Direct Compensation Mix

* “Performance-Based” means AIP + PSU

Key Elements of our Executive Compensation Program

The following table summarizes the main components of our executive compensation program for our named executive officers.

Compensation Element	Description	Objectives
Base Salary	● Fixed cash compensation based on role and duties	● Appropriate level of fixed pay ● Assist with recruitment and retention
Annual Incentive	● Annual cash award based on company financial performance with 0%-200% payout	● Reward executives for driving superior operating and financial results over a one-year timeframe ● Create a direct connection between business success and financial reward
Long-Term Incentives	● 70% PSUs earned based on performance, typically over three-year period with 0%-200% payout ● 30% Time-vesting RSUs vesting annually over three years	● Reward achievement of longer-term goals ● Create direct connection between longer-term business success and financial reward ● Encourage retention
Retirement Plans	● 401(k) and Profit-Sharing Plan ● Non-qualified deferred compensation plan	● Provide retirement income for participants ● Assist with recruitment and retention
Severance Benefits	● Executive Severance Plan, with reasonable severance benefits	● Assist with recruitment and retention
Other Benefits	● Health care and life insurance programs ● Limited perquisites	● Competitive with peer companies ● Assist with recruitment and retention

Key Compensation Policies and Practices

The Compensation Committee believes that our executive compensation program follows best practices aligned to long-term stockholder interests, as summarized below:

What We Do
✓ Majority of compensation is performance-based	65% of total target direct compensation for CEO, and 55% of total target direct compensation for other named executive officers, is performance-based
✓ Performance goals for both annual and long-term awards	Use multiple, balanced measures, including use of both absolute and relative measures for long-term awards
✓ Stock ownership policy	Multiple of base salary must be held in common stock — 6x for CEO, 3.5x for CFO, 3x or 2x for other named executive officers; 100% of after-tax shares must be held until ownership goal is met
✓ Compensation recoupment (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated due to error or misconduct, regardless of whether named executive officer was responsible for the error or misconduct
✓ Receive advice from independent compensation consultant	Compensation consultant (FW Cook) provides no other services to Sealed Air
✓ Double-trigger vesting of equity compensation upon a change in control	Under our equity compensation plans, vesting following a change in control requires involuntary termination of employment

What We Don’t Do
× No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs offered
× No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
× No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
× No hedging or pledging of Company stock	Applies to all executive officers and directors

Participation in the Virtual Annual Meeting

The Board of Directors considers the appropriate format of our annual meeting of stockholders on an annual basis. This year the Board again chose a virtual meeting format for the Annual Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet-connected devices, including smart phones and tablets, as well as laptop or desktop computers. We will be able to engage with all stockholders as opposed to just those who can afford to travel to an in-person meeting. The virtual format allows stockholders to submit questions and comments during the meeting.

The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders should visit www.virtualshareholdermeeting.com/SEE2020 and enter the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card. If you wish to participate in the meeting and your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at, the Annual Meeting.

If you have any questions or concerns regarding meeting access or procedures prior to the Annual Meeting, please call: 1-704-503-8841 or send emails to investor.relations@sealedair.com.

Stockholders can vote their shares and submit questions via the Internet during the Annual Meeting by accessing the annual meeting website at www.virtualshareholdermeeting.com/SEE2020. We will answer any timely submitted questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Sealed Air in the order in which the questions are received. All questions received during the Annual Meeting will be presented as submitted, uncensored and unedited, except that we may omit certain personal details for data protection issues and we may edit profanity or other inappropriate language. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition. Additional information regarding the submission of questions during the Annual Meeting can be found in our 2020 Rules of Conduct and Procedure, available at www.virtualshareholdermeeting.com/SEE2020.

Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Eastern daylight time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or at meeting time, you should call 1-855-449-0991 (toll-free) or 1-720-378-5962 (toll line).

We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, stockholders will be able to communicate with us during the Annual Meeting so they can ask questions. An audio replay of the Annual Meeting will be made publicly available at https://ir.sealedair.com/events-and-presentations and will remain publicly available for approximately one year. This audio replay will include each stockholder question addressed during the Annual Meeting.

We are utilizing technology from Broadridge Financial Solutions, Inc., or Broadridge, the leading virtual meeting solution provider. The Broadridge platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.

Questions and Answers about the Annual Meeting

Q:	When and where will the Annual Meeting be held?

A:	This year the Annual Meeting of Stockholders of Sealed Air Corporation, which we refer to below as the Annual Meeting, will be held via live audio webcast at www.virtualshareholdermeeting.com/SEE2020, beginning at 10:00 a.m., Eastern daylight time, on Thursday, May 21, 2020.

This year’s annual meeting will again be a virtual meeting of stockholders conducted solely via live audio webcast. Each stockholder may participate in the Annual Meeting, including casting votes and submitting questions during the Annual Meeting, by accessing a live webcast at www.virtualshareholdermeeting.com/SEE2020 and then using the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or proxy card being delivered to the stockholder. There will be no physical location for the Annual Meeting.

Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Eastern daylight time. We encourage you to allow ample time to log in to the meeting webcast and test your computer audio system.

Q:	Who may join the Annual Meeting?

A:	The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders should visit www.virtualshareholdermeeting.com/SEE2020 and enter the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card.

Q:	What materials have been prepared for stockholders in connection with the Annual Meeting?

A:	We are furnishing stockholders of record with the following proxy materials:

●	our 2019 Annual Report to Stockholders, which includes our audited consolidated financial statements;

●	this Proxy Statement for the 2020 Annual Meeting, which also includes a letter from our President and Chief Executive Officer to Stockholders and a Notice of Annual Meeting of Stockholders; and

●	for stockholders receiving printed copies of the 2019 Annual Report and Proxy Statement by mail, a proxy card for the Annual Meeting.

These materials were first made available on the Internet or mailed to stockholders on or about April 9, 2020.

Q:	Why was I mailed a Notice of Internet Availability of Proxy Materials rather than a printed set of proxy materials?

A:	In accordance with rules and regulations adopted by the SEC, we are furnishing the proxy materials to most stockholders by providing access via the Internet, instead of mailing printed copies. This e-proxy process expedites our stockholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials tells you how to access and review the proxy materials on the Internet and how to vote on the Internet. The Notice also provides instructions you may follow to request paper or e-mailed copies of our proxy materials.

Q:	Are the proxy materials available via the Internet?

A:	You can access the proxy materials for the Annual Meeting at https://ir.sealedair.com/reports-filings/annual-meeting.

Q:	What is a proxy?

A:	Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board of Directors is asking that you review the Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability of Proxy Materials or proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to the Proxy Committee, which means you will authorize the Proxy Committee to vote your shares at the Annual Meeting in the way you instruct. The Proxy Committee consists of Edward L. Doheny II, James M. Sullivan and Angel S. Willis. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	●	Proposal 1.	Election of the following nine director nominees:

		Françoise Colpron	Edward L. Doheny II	Michael P. Doss
		Henry R. Keizer	Jacqueline B. Kosecoff	Harry A. Lawton III
		Neil Lustig	Suzanne B. Rowland	Jerry R. Whitaker

	●	Proposal 2.	Ratification of appointment of our independent auditor for 2020.

	●	Proposal 3.	Approval, as an advisory vote, of 2019 executive compensation as disclosed in this Proxy Statement.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders of record of our common stock at the close of business on March 23, 2020, the record date, will be entitled to vote at the Annual Meeting. A total of 155,657,586 shares of common stock were outstanding as of the record date. Each share outstanding on the record date will be entitled to one vote on each proposal. In addition, holders of record of W.R. Grace & Co. common stock issued prior to March 31, 1998 and outstanding at the record date will have an aggregate of 1,068 votes on each proposal.

As a result, a total of 155,658,654 votes will be eligible to be cast on each proposal at the Annual Meeting.

Q:	What is a stockholder of record?

A:	A stockholder of record is a stockholder whose ownership of stock is reflected directly on the books and records of our transfer agent, Broadridge.

Q:	What does it mean for a broker or other nominee to hold shares in “street name”?

A:	If you beneficially own shares held in an account with a broker, bank or similar organization, that organization is the stockholder of record and is considered to hold those shares in “street name.”

An organization that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the organization with specific voting instructions with respect to a proposal, under the rules of the New York Stock Exchange the organization’s authority to vote your shares will depend upon whether the proposal is considered a “routine” or non-routine matter.

●	The organization generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the organization. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2020 (Proposal 2).

●	The organization generally may not vote on non-routine matters, including Proposals 1 and 3. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the three proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

Q:	How do I vote my shares if I do not attend the Annual Meeting?

A:	If you are a stockholder of record, you may vote your shares of our common stock prior to the Annual Meeting as follows:

●	Via the Internet: You may vote via the Internet at www.proxyvote.com, in accordance with the voting instructions printed on the Notice of Internet Availability of Proxy Materials and the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern daylight time, on May 20, 2020. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote via the Internet, you do not need to return a proxy card.

●	By Telephone: If you receive a proxy card by mail, you may vote by calling +1-800-690-6903 and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern daylight time, on May 20, 2020. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card.

●	By Mail: If you receive a proxy card by mail, you may vote by returning the completed and signed proxy card in the postage-paid return envelope provided with the proxy card.

If you hold shares in street name, you may vote your shares of our common stock by following the voting instructions provided by your bank, broker or other nominee. In general, you may vote prior to the Annual Meeting as follows:

●	Via the Internet: You may vote at www.proxyvote.com, in accordance with the voting instructions printed on the Notice of Internet Availability of Proxy Materials and the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern daylight time, on May 20, 2020. You will be given the opportunity to confirm that your instructions have been recorded properly.

●	By Telephone: If you receive a proxy card by mail, you may vote by calling +1-800-454-8683 and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern daylight time, on May 20, 2020. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly.

●	By Mail: You may vote by returning a completed and signed proxy card in accordance with instructions provided by your bank, broker or other nominee.

For your information, voting via the Internet is the least expensive to Sealed Air, followed by telephone voting, with voting by mail being the most expensive. Also, you may help us to save the expense of a second mailing if you vote promptly.

Q:	How do I vote if I participate in Sealed Air’s 401(k) and Profit-Sharing Plan?

A:	If you are a participant in our 401(k) and Profit-Sharing Plan, you can vote via the Internet or by using the proxy card to provide voting instructions to Fidelity Management Trust Company, or Fidelity, the trustee for the 401(k) and Profit-Sharing Plan, for the shares of common stock allocated to your plan account or accounts. Fidelity will vote your allocated shares in the plan in accordance with directions you provide by 11:59 p.m., Eastern daylight time, on May 18, 2020. If you do not provide timely voting instructions to Fidelity, the terms of the plan provide that Fidelity will vote your shares in the same proportion as shares it votes on behalf of participants who do provide timely voting instructions.

Q:	Can I vote at the Annual Meeting?

A:	If you are a stockholder of record, you generally will be able to vote during the Annual Meeting, whether or not you previously voted. If your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at, the Annual Meeting. You cannot vote shares allocated to your Sealed Air 401(k) and Profit-Sharing Plan account at the Annual Meeting.

Q:	Can I ask questions at the Annual Meeting?

A:	You may submit questions via the Internet during the Annual Meeting by participating in the webcast at www.virtualshareholdermeeting.com/SEE2020. We will answer any timely submitted questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Sealed Air in the order in which the questions are received. All questions received during the Annual Meeting will be presented as submitted, uncensored and unedited, except that we may omit certain personal details for data protection issues and we may edit profanity or other inappropriate language. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition. Additional information regarding the submission of questions during the Annual Meeting can be found in our 2020 Rules of Conduct and Procedure, available at www.virtualshareholdermeeting.com/SEE2020.

Q:	Why is the Annual Meeting being conducted as a virtual meeting?

A:	The Board of Directors considers the appropriate format of our annual meeting of stockholders on an annual basis. This year the Board again chose a virtual meeting format for the Annual Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet-connected devices, including smart phones and tablet, laptop or desktop computers. We will be able to engage with all stockholders as opposed to just those who can afford to travel to an in-person meeting. The virtual format allows stockholders to submit questions and comments during the meeting.

We are utilizing technology from Broadridge Financial Solutions, Inc., or Broadridge, the leading virtual meeting solution provider. The Broadridge platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.

Q:	What should I do if I have questions about meeting access or procedures prior to the Annual Meeting?

A:	If you have any questions or concerns regarding meeting access or procedures prior to the Annual Meeting, you should call 1-704-503-8841 or send emails to investor.relations@sealedair.com.

Q:	What should I do if, during check-in or the meeting, I have technical difficulties or trouble accessing the virtual meeting website?

A:	Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Eastern daylight time. You should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during check-in or the meeting time, you should call 1-855-449-0991 (toll-free) or 1-720-378-5962 (toll line).

Q:	If I am unable to participate in the live audio webcast of the Annual Meeting, may I listen at a later date?

A:	An audio replay of the Annual Meeting will be posted and publicly available at https://ir.sealedair.com/events-and-presentations following the Annual Meeting and will remain publicly available for approximately one year. This audio replay will cover the entire Annual Meeting, including each stockholder question addressed during the Annual Meeting.

Q:	May I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may later change or revoke your proxy at any time before it is exercised by:

●	voting via the Internet or telephone at a later time;

●	submitting a completed and signed proxy card with a later date; or

●	voting via the Internet at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

Q:	What happens if I do not give specific voting instructions?

A:	If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the Proxy Committee will vote your shares in the manner recommended by the Board of Directors on all three proposals presented in this Proxy Statement and as the Proxy Committee may determine in its discretion on any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other organization that is the stockholder of record of your shares, the organization generally may vote on routine matters but not on non-routine matters. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2020 (Proposal 2). If the organization does not receive instructions from you on how to vote your shares on one or both of Proposals 1 and 3, your shares will be subject to a broker non-vote and no vote will be cast on those matters. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.

Q:	What if other matters are presented at the Annual Meeting?

A:	If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the Proxy Committee will have the discretion to vote on any matters, other than the three proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.

Vote Required for Election or Approval

Introduction

As of the record date, which is the close of business on March 23, 2020, 155,657,586 shares of common stock were outstanding, each of which is entitled to one vote at the Annual Meeting. In addition, holders of record of W.R. Grace & Co. common stock issued prior to March 31, 1998 and outstanding at the record date will have an aggregate of 1,068 votes on each proposal at the Annual Meeting, which means there will be a total of 155,658,654 votes eligible to be cast at the Annual Meeting. Holders who are present virtually or represented by proxy and who hold shares representing a majority of the votes eligible to be cast will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as abstentions or any proxies containing broker non-votes.

Proposal 1. Election of Directors

Each director will be elected by a vote of the majority of the votes cast with respect to that director, where a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director. We will not count shares voted to “abstain” for the purpose of determining whether a director is elected. Similarly, broker non-votes will not have any effect on the outcome of the election of directors since broker non-votes are not counted as “votes cast.”

Under our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law, a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. Seven of the nine nominees currently serve as our directors. If any of the nominees who are currently in office is not elected at the Annual Meeting, then our Bylaws provide that the director shall offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other actions should be taken. The Board will consider and act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision and the rationale behind it within ninety days from the date of the certification of the election results. The director who offers his or her resignation will not participate in the decision of the Nominating and Corporate Governance Committee or the Board. If the Board accepts such resignation, then the Board may fill the vacancy resulting from that resignation or may reduce the number of directors that constitutes the entire Board so that no vacancy exists.

Proposal 2. Ratification of Appointment of Independent Auditor for 2020

The ratification of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2020 requires the affirmative vote of a majority of the votes entitled to be cast and present virtually or represented by proxy at the Annual Meeting. Abstentions will be deemed present and, therefore, will count as votes against this proposal. Because this proposal is considered a routine matter, discretionary votes by brokers will be counted.

Proposal 3. Approval of 2019 Executive Compensation on an Advisory Basis

The approval, on an advisory basis, of our 2019 executive compensation requires the affirmative vote of a majority of the votes entitled to be cast and present virtually or represented by proxy at the Annual Meeting. Abstentions will count as votes against this proposal, since shares with respect to which the holder abstains will be deemed present and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, since broker non-votes are not counted as “votes entitled to be cast.”

Corporate Governance

Board of Directors Overview

Under our Bylaws and the Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board of Directors, which delegates some of its responsibilities to its Committees. The Nominating and Corporate Governance Committee of the Board periodically reviews the size of the Board to ensure that the number of directors most effectively supports our company. We have a strong commitment to diversity of background and experience among our directors, as described below under “Proposal 1. Election of Directors — Director Qualifications.”

Board Leadership Structure

Jerry R. Whitaker was elected as the Chairman of the Board of Directors in 2018. The Chairman presides at meetings of the Board at which he or she is present and leads the Board in fulfilling its responsibilities as specified in the Bylaws. The Chairman has the right to call special and emergency meetings. The Chairman serves as the liaison for interested parties who request direct communications with the Board.

Notwithstanding the appointment of a Chairman, the Board considers all of its members responsible and accountable for oversight and guidance of its activities. All directors have the opportunity to request items to be included on the agendas of upcoming meetings.

The Board believes having an independent Chairman is beneficial because it ensures that management is subject to independent and objective oversight and the independent directors have an active voice in the governance of Sealed Air. The leadership structure is reviewed annually as part of the Board’s self-assessment process, and changes may be made in the future to reflect the Board’s composition as well as our needs and circumstances.

Independence of Directors

Under our Corporate Governance Guidelines adopted by the Board and the requirements of the New York Stock Exchange, or NYSE, the Board of Directors must consist of a majority of independent directors. The Board annually reviews the independence of all non-employee directors. The Board has established categorical standards consistent with the corporate governance standards of the NYSE to assist it in making determinations of the independence of Board members. We have posted a copy of our Standards for Director Independence on our website at https://ir.sealedair.com/corporate-governance/highlights. These categorical standards require that, to be independent, a director may not have any material relationship with Sealed Air. Even if a director meets all categorical standards for independence, the Board reviews other relationships with Sealed Air in order to conclude that each independent director has no material relationship with Sealed Air either directly or indirectly.

The Board has determined that the following director nominees are independent: Françoise Colpron, Michael P. Doss, Henry R. Keizer, Jacqueline B. Kosecoff, Harry A. Lawton III, Neil Lustig, Suzanne B. Rowland and Jerry R. Whitaker. The Board has also determined that Michael Chu and Patrick Duff, each of whom is a current director who is retiring effective as of the 2020 Annual Meeting, is independent. In evaluating the independence of the non-employee directors, the Board considered purchases and sales of products and services in the ordinary course of business between Sealed Air and Tractor Supply Company, of which Mr. Lawton serves as the President and CEO and as a director, which involved amounts below Sealed Air’s categorical independence standards and which were determined by the Board not to be a material transaction or relationship.

Board Oversight of Strategy

Oversight of Sealed Air’s business strategy and planning is a key responsibility of the Board. The Board has dedicated one Board meeting each year to an in-depth review of Sealed Air’s long-term strategic plan. The Board also regularly reviews strategy-related matters at other Board meetings throughout the year, such as key market trends, innovation and competitive landscape. To monitor management’s execution of Sealed Air’s strategic goals, the Board receives regular updates and is actively engaged in dialogues with senior management.

Board Oversight of Sustainability

Sustainability is in everything Sealed Air does and is top of mind for its constituents. As a leader in the packaging industry, Sealed Air is committed to delivering essential solutions that minimize food waste, maximize food safety, and protect valuable goods shipped around the world. Our innovation strategy and sustainability goals are aligned as it relates to waste reduction, recyclability and reusability. We are investing in our materials to lighten the weight and increase recycled and/or renewable content, while maintaining the highest performance standards of Sealed Air brands. We believe that our commitment to sustainability differentiates us from competitors.

In 2014, we launched an ambitious plan to achieve a set of 2020 Sustainability Goals within our own internal operations, most of which have been met or are ahead of schedule. We sought to embed sustainability into the fabric of our operational excellence by reducing greenhouse gas emissions, energy and water intensity of our operations and by diverting product and process waste from landfills. We hold our suppliers to the same high standards we have for our own operations.

In late 2018, we announced our 2025 Sustainability and Plastics Pledge that will increase plastics circularity in the packaging industry through the following key initiatives:

Investment in Innovation. Dedicating significant R&D resources to design and advance packaging solutions to be recyclable or reusable and contain more recycled and/or renewable content.

Eliminate Plastic Waste. Achieving ambitious targets of recycled content across all packaging solutions which maximize post-consumer recycled content.

Collaborate for Change. Aligning with strategic partners to combine resources, expertise and corporate voices to find impactful ways to create a circular economy which includes technology investments to facilitate the reuse, collection and recycling of plastic. Two of our leading partners are the Alliance to End Plastic Waste and the Materials Recovery for the Future program.

The Board is highly engaged in assessing sustainability opportunities, as well as formulating Sealed Air’s sustainability goals and strategy. The Board regularly receives updates on Sealed Air’s sustainability performance, innovations and challenges.

Board Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect Sealed Air. The Board has delegated oversight of certain specific risk areas to Committees of the Board. For example, the Audit Committee oversees cybersecurity risk management as well as our major financial risk exposures and the steps we have taken to monitor and control such exposures, while the Organization and Compensation Committee considers risks arising in connection with the design of the Company’s compensation programs and succession planning. The risk oversight responsibility of each Board Committee is described in its committee charter available at https://ir.sealedair.com/corporate-governance/committee-composition. The Board as a whole, however, is responsible for oversight of our risk management processes and our enterprise risk management program. The Board regularly discusses risk management with management and among the directors during meetings.

Cybersecurity risk oversight is a top priority for the Board. While the Board has delegated the specific responsibility of cybersecurity risk oversight to the Audit Committee, the Board is actively involved in overseeing cybersecurity risk management, both through presentations given by members of management during Board meetings as well as regular reports from the Audit Committee on its cybersecurity risk oversight activities.

Board Meetings, Committee Membership and Attendance

The Board generally holds five regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and Committee meetings, and we may call upon directors for advice between meetings. We encourage our directors to attend director education programs.

Under our Corporate Governance Guidelines, we expect directors to attend regularly meetings of the Board and of all Committees on which they serve and to review the materials sent to them in advance of those meetings. We also expect nominees for election at each annual meeting of stockholders to attend the annual meeting. All of our directors attended the 2019 Annual Meeting of Stockholders.

Our Corporate Governance Guidelines provide that the Board will meet regularly in executive session without management in attendance. The Chairman of the Board presides at each executive session. The Chairman’s designee or the chair of the Nominating and Corporate Governance Committee serves as the presiding director if the Chairman of the Board is unable to serve.

During 2019 the Board held eight meetings. Each current director attended at least 80% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served during 2019.

The Board maintains an Audit Committee, a Nominating and Corporate Governance Committee, and an Organization and Compensation Committee. The members of these Committees consist only of independent directors. The Board has adopted charters for each of the Committees, which are reviewed annually by the Committees and the Board. The Committee charters are available on our website at https://ir.sealedair.com/corporate-governance/committee-composition.

Audit Committee

The principal responsibility of the Audit Committee is to assist the Board of Directors in fulfilling the Board’s responsibilities for monitoring and overseeing:

●	our internal control system, including information technology security and control;

●	our public reporting processes;

●	the performance of our internal audit function;

●	the annual independent audit of our consolidated financial statements;

●	our significant accounting policies and areas of accounting estimates and judgment;

●	cybersecurity risk management;

●	review and discussion with management and our independent auditor of our earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC;

●	the integrity of our consolidated financial statements;

●	our legal and regulatory compliance;

●	the retention, performance, qualifications, rotation of personnel and independence of our independent auditor, including the scope of the audit; and

●	related person transactions involving Sealed Air and members of the Board and executive officers.

Our independent auditor is ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate, approve terms of retention and compensation of, and, where appropriate, replace the independent auditor. The Audit Committee evaluates the performance of our independent auditor and interviews and has direct involvement in the selection of the lead audit partner in connection with the mandated rotation of such position.

The current members of the Audit Committee are Henry R. Keizer, who serves as chair, Françoise Colpron, Patrick Duff and Neil Lustig, as well as Jerry R. Whitaker, who serves ex officio. The Board has determined that each current member of the Audit Committee is independent, as defined in the listing standards of the NYSE, and is financially literate. The Board has also determined that each of Messrs. Keizer and Duff is an audit committee financial expert in accordance with the standards of the SEC. The Audit Committee held 18 meetings in 2019. No director is eligible to serve on the Audit Committee if that director simultaneously serves on the audit committees of more than two other public companies, unless, in accordance with NYSE rules, the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee and such determination is disclosed in the proxy statement.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are to:

●	identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board, perform appropriate vetting procedures and background checks with respect to persons suggested for Board membership by stockholders or other sources, and recommend to the Board director nominees for the next Annual Meeting of stockholders and director nominees to fill vacancies or newly-created directorships at other times;

●	review and make recommendations to the Board concerning the size, structure and composition of the Board and its committees and chairs, responsibilities and charters, and the expertise of the Board and committee members, and make recommendations to the Board regarding the effectiveness of the Board and its committees;

●	provide oversight of the corporate governance affairs of the Board and Sealed Air, including developing and recommending to the Board the Corporate Governance Guidelines, and review and recommend to the Board any changes to the Certificate of Incorporation and Bylaws;

●	assist the Board in evaluating the Board and its Committees;

●	recommend to the Board the compensation of non-employee directors;

●	consider potential conflicts of interest between Sealed Air and its directors or executive officers; and

●	review as appropriate in accordance with the Corporate Governance Guidelines, Bylaws and other relevant policies of the Board, a director’s change in employment status or other circumstances that may adversely reflect upon the director or the failure of a director to receive a majority of votes cast in an uncontested election of directors, and make recommendations to the Board regarding the continued Board membership of such director.

The current members of the Nominating and Corporate Governance Committee are Michael Chu, who serves as chair, Henry R. Keizer, Jacqueline B. Kosecoff and Neil Lustig, as well as Jerry R. Whitaker, who serves ex officio. The Board has determined that each current member of the Nominating and Corporate Governance Committee is independent, as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee held four meetings in 2019.

The Nominating and Corporate Governance Committee has the sole authority to retain, oversee and terminate any consulting or search firm to be used to identify director candidates or assist in evaluating director compensation and to approve any such firm’s fees and retention terms. Since 2010 the Nominating and Corporate Governance Committee has engaged Frederic W. Cook & Co., Inc., or FW Cook, to advise the Nominating and Corporate Governance Committee on director compensation. FW Cook also advises the Organization and Compensation Committee regarding executive compensation.

The Nominating and Corporate Governance Committee will consider director nominees recommended by our stockholders in accordance with our Policy and Procedure for Stockholder Recommendations for Nominations to the Board adopted by the Committee and approved by the Board, a copy of which is posted on our website at https://ir.sealedair.com/corporate-governance/highlights. Recommendations should be submitted to our Corporate Secretary in writing at Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, along with additional required information about the nominee and the stockholder making the recommendation. Information on qualifications for nominations to the Board and procedures for stockholder nominations to the Board is included below under “Proposal 1. Election of Directors—Director Qualifications” and “—Identifying and Evaluating Nominees for Directors.”

Organization and Compensation Committee

The principal responsibilities of the Organization and Compensation Committee, which we refer to as the Compensation Committee, are to assist the Board of Directors in fulfilling its responsibilities relating to:

●	compensation of the executive officers;

●	stockholder review and action regarding executive compensation matters;

●	performance of our CEO and executive management;

●	succession planning; and

●	Sealed Air-sponsored incentive compensation plans, equity-based plans and tax-qualified retirement plans.

The current members of the Compensation Committee are Jacqueline B. Kosecoff, who serves as chair, Michael Chu, Françoise Colpron and Harry A. Lawton III, as well as Jerry R. Whitaker, who serves ex officio. The Board has determined that each current member of the Compensation Committee is independent, as defined in the listing standards of the NYSE. The Compensation Committee held seven meetings in 2019.

The Compensation Committee oversees and provides strategic direction to management with respect to our executive compensation plans and programs. The Compensation Committee reviews our CEO’s performance and compensation with the other non-employee directors. Based on that review, the Compensation Committee evaluates the performance of our CEO, reviews the Compensation Committee’s evaluation with him, and makes all compensation decisions for our CEO. The Compensation Committee also reviews and approves the compensation of the other executive officers. The Compensation Committee makes most decisions regarding changes in salaries and bonuses during the first quarter of the year based on company and individual performance during the prior year, as well as relevant commercially available proxy and survey data of peer group companies and companies of comparable size. The Compensation Committee also has authority to grant equity compensation awards under our 2014 Omnibus Incentive Plan, as amended and restated effective May 17, 2018 (the “2014 Incentive Plan”). This award authority has been delegated on a limited basis for awards to employees who are not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 to the Equity Award Committee, comprised of our CEO.

The Compensation Committee has the sole authority to retain, oversee and terminate any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the consultant’s fees and retention terms. Since

November 2006, the Compensation Committee has retained FW Cook as its executive compensation consultant. FW Cook also advises the Nominating and Corporate Governance Committee regarding director compensation but does not provide any other services to Sealed Air. Sealed Air pays FW Cook’s fees. Additional information on the executive compensation services performed in 2019 by FW Cook is included in “Executive Compensation—Compensation Discussion and Analysis—Governance of Our Executive Compensation Program—Role of Independent Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation

Each of Dr. Kosecoff, Mr. Chu, Ms. Colpron and Mr. Lawton, as well as Richard L. Wambold, who retired from the Board effective as of the 2019 Annual Meeting of Stockholders, served on the Compensation Committee during fiscal 2019. During 2019 none of the members of the Compensation Committee was an officer or employee of Sealed Air or any of its subsidiaries, and no executive officer of Sealed Air served on the board of directors of any entity whose executive officers included a director of Sealed Air.

Board and Committee Evaluations

The Board and each committee annually conduct a self-evaluation to review and assess the overall effectiveness of the Board and each committee, including with respect to strategic oversight, board structure and operation, interactions with and evaluation of management, governance policies and committee structure and composition. Committee self-assessments of performance are shared with the full Board. The Nominating and Corporate Governance Committee also reviews the Corporate Governance Guidelines each year in light of changing conditions and shareholders’ interests and recommends appropriate changes to the Board for consideration and approval. Matters with respect to Board composition, the nomination of directors, Board processes and topics addressed at Board and committee meetings are also considered as part of our self-assessment process. As appropriate, these assessments result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effect functioning of our Board and its committees.

Hedging Policy

Under our Corporate Governance Guidelines and other policies, all Sealed Air Corporation directors, executive officers and certain other key executives are prohibited from hedging and speculative trading of Sealed Air securities. They may not purchase or sell puts, calls, options or other derivative securities based on Sealed Air securities and may not enter hedging or monetization transactions such as zero-based collars and forward sale contracts, in which the holder continues to own the underlying security without all the risks or rewards of ownership. In addition, other than permitted loans from our 401(k) plan, such persons may not purchase Sealed Air securities on margin or borrow against any account in which Sealed Air securities are held, subject, in the case of executive officers and other key executives, to exceptions as may be granted by the Organization and Compensation Committee.

Corporate Governance Materials

The Board of Directors has adopted and operates under Corporate Governance Guidelines that reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. The Corporate Governance Guidelines are available on our website at https://ir.sealedair.com/corporate-governance/highlights.

In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Sealed Air is available on our website at https://ir.sealedair.com/corporate-governance/highlights, including our: (i) Bylaws; (ii) Code of Conduct applicable to all directors, officers and employees of Sealed Air and its subsidiaries; (iii) Code of Ethics for Senior Financial Executives; (iv) Related-Person Transactions Policy and Procedures; (v) Standards for Director Independence; (vi) Qualifications for Nomination to the Board; and (vii) Policy and Procedure for Stockholder Recommendations for Nominations to the Board.

Communicating with Directors

Stockholders and other interested parties may communicate directly with the non-management directors of the Board of Directors by writing to Non-Management Directors, c/o Corporate Secretary, at Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, or by sending an email to directors@sealedair.com. In either case, the Chairman of the Board will be notified of all such correspondence as appropriate and will communicate with the other directors as appropriate about the correspondence. We have posted information on how to communicate with the non-management directors on our website at https://ir.sealedair.com/corporate-governance/contact-the-board.

Certain Relationships and Related-Person Transactions

Under our Code of Conduct, the Board of Directors reviews any relationships or transactions that might constitute a conflict of interest for a director. Under its charter, the Audit Committee reviews and, if appropriate, approves conflicts of interest or potential conflicts of interest involving our senior financial executives and acts, or recommends action of the Board, on any other violations or potential violations of our Code of Conduct by executive officers.

The Board has adopted a Related-Person Transactions Policy and Procedures, which we refer to below as the Related-Person Policy. The current Related-Person Policy is in writing and is posted on Sealed Air’s website at https://ir.sealedair.com/corporate-governance/highlights. The Related-Person Policy provides for the review of all relationships and transactions in which Sealed Air and any of its executive officers, directors and five-percent stockholders or their immediate family members are participants to determine whether to approve or ratify such relationships or transactions, as well as whether such relationships or transactions might affect a director’s independence or must be disclosed in our Proxy Statement. All such transactions or relationships are covered if the aggregate amount may exceed $120,000 in a calendar year and the person involved has a direct or indirect interest other than solely as a director or a less than 10 percent beneficial ownership interest in another entity. The Related-Person Policy includes a list of certain types of pre-approved relationships and transactions. Determinations whether to approve or ratify any other relationship or transaction are based on the terms of the transaction, the importance of the relationship or transaction to Sealed Air, whether the relationship or transaction could impair the independence of a non-employee director, and whether the relationship or transaction would present an improper conflict of interest for any director or executive officer of Sealed Air, among other factors. Information on relationships and transactions is requested in connection with annual questionnaires completed by each of our executive officers and directors.

Under the Related-Person Policy, the Audit Committee has the responsibility to review and, if appropriate, approve or ratify all relationships and transactions covered under the Related-Person Policy, although the Board has delegated to the chair of the Audit Committee and to our CEO the authority to approve or ratify specified transactions. In making determinations under the Related-Person Policy, the Audit Committee shall consult with the Nominating and Corporate Governance Committee as it deems appropriate. No director can participate in any discussion or approval of a relationship or transaction involving himself or herself (or one of his or her immediate family members). The Related-Person Policy provides that if material information about a previously reviewed transaction changes, our management must convey such information to the Audit Committee at its next meeting. In addition, if management becomes aware of a transaction that should have been reviewed under the Related-Person Policy, management must report the information to the Audit Committee promptly, and the Audit Committee will review the transaction in accordance with the Related-Party Policy and evaluate all options, including approving, ratifying, amending, terminating or rescinding such transaction.

Other than transactions that are considered pre-approved under the Related-Person Policy, the transactions described above under “Corporate Governance—Board of Directors Overview—Independence of Directors” were ratified or approved in accordance with the Related-Person Policy.

Director Compensation

During 2019 annual compensation for non-employee directors consisted of the following components: annual or interim retainers paid at least 50% in shares of common stock; committee fees paid in cash; and other fees for special assignments or director education programs paid in cash. A director may defer payment of annual or interim retainers until retirement from the Board of Directors, as described below. The following table shows the total compensation for non-employee directors during 2019:

2019 DIRECTOR COMPENSATION TABLE

Director	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Michael Chu*	112,500	125,037	237,537
Françoise Colpron	100,000	125,037	225,037
Patrick Duff	112,500	125,037	237,537
Henry R. Keizer*	142,500	125,037	267,537
Jacqueline B. Kosecoff*	122,500	125,037	247,537
Harry A. Lawton III[3]	133,379	167,716	301,095
Neil Lustig	118,500	125,037	243,537
Richard L. Wambold**	5,000	–	5,000
Jerry R. Whitaker†	152,000	200,017	352,017

*	Chair of committee during 2019.

**	Retired from the Board as of our 2019 Annual Meeting of Stockholders.

†	Chairman of the Board.

1	The amounts shown consist of cash compensation paid in 2019. Mr. Keizer’s cash compensation included a special fee of $15,000, and Mr. Lustig’s cash compensation included $6,000 for attending a director education program, each as described below under “Other Fees and Arrangements”.

2	The amounts shown represent the aggregate grant date fair value of stock awards granted in 2019 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, for the stock portion of the annual retainers for 2019 and, in the case of Mr. Lawton, an interim retainer in 2019, under the 2014 Incentive Plan, described below under “Board Retainers” and “Form and Payment of Retainers.” For additional information, refer to Note 21, “Stockholders’ Deficit,” of Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Mr. Whitaker received stock units under the Deferred Compensation Plan described below. All other directors listed in the table received shares of common stock. The number of shares or stock units paid was determined by dividing the amount of the annual retainer or interim retainer, as applicable, so paid by the closing price of a share of common stock on (a) in the case of the annual retainer, May 16, 2019, the date of the 2019 Annual Meeting of Stockholders, at which meeting all of the non-employee directors were elected, and (b) in the case of the interim retainer paid to Mr. Lawton, December 31, 2018, the last trading day prior to January 1, 2019, in each case, rounding up to the nearest whole share. All shares and stock units paid as all or part of annual retainers or interim retainer in 2019 are fully vested. Directors are credited with dividend equivalents on stock units, as described under “Deferred Compensation Plan” below, which are not included in the table above.

3	In addition to the annual retainer, Mr. Lawton received an interim retainer of $33,379 in cash and $42,679 in stock for his service on the Board from January 1, 2019 to the 2019 Annual Meeting of Stockholders.

Director Compensation Processes

Our director compensation program is intended to enhance our ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of our common stock.

The Board of Directors reviews director compensation at least annually based on recommendations by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the sole authority to engage a consulting firm to evaluate director compensation and since 2010 has engaged FW Cook to assist in establishing director compensation. The Nominating and Corporate Governance Committee and the Board base their determinations on director compensation on recommendations from FW Cook and based on reviewing commercially available survey data related to general industry director compensation trends at companies of comparable size and our peer group companies. FW Cook also serves as the independent consultant to the Compensation Committee on executive compensation.

Board Retainers

Under the 2014 Incentive Plan, each director who is neither an officer nor an employee of Sealed Air and who is elected at an annual meeting of stockholders receives an annual retainer for serving as a director. The Board of Directors sets the amount of the annual retainer prior to the annual meeting based on the recommendation of the Nominating and Corporate Governance Committee.

The 2014 Incentive Plan gives the Board the flexibility to set annual retainers based on a fixed number of shares of common stock, a fixed amount of cash, or a combination of shares of common stock and cash. In late 2018, based on peer company data provided by FW Cook, the Nominating and Corporate Governance Committee recommended and the Board approved 2019 annual retainers in the amount of (a) $200,000 payable in shares of common stock and $152,000 payable in cash (or in shares of common stock at the election of the Chairman of the Board) for the independent Chairman of the Board, and (b) $125,000 payable in shares of common stock and $95,000 payable in cash (or in shares of common stock at the election of each director) for each other non-employee director.

The chair of the Audit Committee received an annual fee of $25,000, and other members of the Audit Committee received annual fees of $10,000. The chair of the Nominating and Corporate Governance Committee received an annual fee of $15,000, and other members of the Nominating and Corporate Governance Committee received annual fees of $7,500. The chair of the Compensation Committee received an annual fee of $20,000, and other members of the Compensation Committee received annual fees of $10,000. Committee fees are paid in quarterly installments in cash.

A non-employee director who is elected other than at an annual meeting is entitled to an interim retainer on the date of election. The interim retainer is a pro rata portion of the annual retainer to reflect less than a full year of service.

Form and Payment of Retainers

We pay at least half of each annual or interim retainer in shares of common stock or deferred stock units and the remainder in cash, except that each non-employee director may elect, prior to becoming entitled to the retainer, to receive the entire retainer in shares of common stock. For any portion of an annual or interim retainer denominated in cash but paid in shares of common stock, we calculate the number of shares of common stock to be issued by dividing the amount payable in shares of common stock by the fair market value per share. With respect to an annual retainer, the fair market value per share is the closing price of the common stock on the Annual Meeting date or, if no sales occurred on that date, the closing price on the most recent prior day on which a sale occurred. The number of shares issued as all or part of an interim retainer is determined based on the closing price of the common stock on the date of the director’s election to the Board of Directors or, if no sales occurred on that date, the closing price on the most recent prior day on which a sale occurred. If any calculation would result in a fractional share of common stock being issued, then we round the number of shares to be issued up to the nearest whole share.

We issue shares of common stock in payment of the stock portion of a retainer to the non-employee director promptly after he or she becomes entitled to receive it. We pay the cash portion of an annual retainer in a single payment shortly after the end of the calendar quarter during which the director is elected. We pay the cash portion of an interim retainer shortly after the end of the calendar quarter in which the non-employee director is elected, except that if the non-employee director is elected between April 1 and the next annual meeting of stockholders, then we pay the cash portion of the interim retainer shortly after the non-employee director is elected.

Deferred Compensation Plan

Our Deferred Compensation Plan for Directors permits a non-employee director to elect to defer all or part of the director’s annual retainer until the director retires from the Board of Directors. Each non-employee director has the opportunity to elect to defer the stock portion of the annual retainer. If a non-employee director makes that election, he or she may also elect to defer the cash portion, if any, of the annual retainer. We hold deferred shares of common stock as stock units in a stock account. Such stock units may not be transferred by a director. We do not issue these shares until we pay the director, normally after retirement from the Board, so the director cannot vote the stock units. We consider deferred shares, when issued, as issued under the 2014 Incentive Plan. In 2013, the Board amended our Deferred Compensation Plan for Directors to allow for directors to be credited with additional full or fractional stock units for cash dividends received with respect to their outstanding stock units. We credit deferred cash to an unfunded cash account that earns interest quarterly at the prime rate less 50 basis points until paid. During 2019 none of the non-employee directors who participated in the Deferred Compensation Plan for Directors received above market earnings on the cash or stock units credited to his or her account. A non-employee director may elect to receive the balances in his or her stock and cash accounts in a single payment during January of the year after retirement or in five annual installments starting during January of the year after retirement.

Restrictions on Transfer

A director may not sell, transfer or encumber shares of common stock issued under the 2014 Incentive Plan while the director serves on the Board of Directors, except that a non-employee director may make gifts of shares issued under the 2014 Incentive Plan to family members or to trusts or other forms of indirect ownership so long as the non-employee director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the non-employee director remains a director of Sealed Air. During this period, the director, or the director’s accounts under the Deferred Compensation Plan for Directors, if the director has elected to defer payment of the shares, is entitled to receive or be credited with any dividends or other distributions in respect of the shares. The director has voting rights in respect of the shares issued to the director under the 2014 Incentive Plan. Since we hold deferred shares of common stock as stock units in a stock account, with no shares issued until payment is made to the non-employee director, directors cannot vote stock units representing deferred shares of common stock. The restrictions on the disposition of shares issued pursuant to the 2014 Incentive Plan terminate upon the occurrence of specified events related to a change in control of Sealed Air.

Other Fees and Arrangements

During 2019 non-employee directors who attended a director education program received a fee of $2,000 per day. In addition, during 2019 Mr. Keizer received an additional fee of $15,000 in recognition of the substantial additional work he performed in connection with the change in Sealed Air’s external auditors and the transition of responsibilities to a new Chief Financial Officer. All directors are entitled to reimbursement for expenses incurred in connection with Board service, including attending Board or Committee meetings. We pay these fees and reimbursements in cash; these payments are not eligible for deferral under the Deferred Compensation Plan for Directors described above. Additionally, directors are permitted to participate in our matching gift program, whereby we will match gifts to qualified educational institutions on a dollar-for-dollar basis to a maximum of $5,000 per participant in any calendar year, on the same basis as employees.

2020 Director Compensation

In late 2019, based on peer company data provided by FW Cook, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, fees payable to directors for 2020 in the same amounts as described above under “Board Retainers”.

Director Stock Ownership Guidelines

In order to align the interests of directors and stockholders, we believe that our directors should have a significant financial stake in Sealed Air. To further that goal, we adopted stock ownership guidelines for non-employee directors during 2006. The current stock ownership guidelines for non-employee directors, which are part of our Corporate Governance Guidelines, specify that non-employee directors hold shares of common stock and stock units under our Deferred Compensation Plan for Directors equal in aggregate value to five times the amount of the annual retainer payable in cash, which equaled (a) for the Chairman of the Board, $760,000 for each of 2019 and 2020, and (b) for other directors, $475,000 for each of 2019 and 2020. Directors first elected after February 18, 2010 have five years following first election to achieve the guidelines. In the event of an increase in the amount of the annual retainer payable in cash, directors serving when the increase is approved by the Board of Directors have two years after such approval to achieve the increased guideline. As of March 23, 2020, all directors were in compliance with the guidelines for 2019, other than Ms. Colpron and Messrs. Keizer, Lawton and Lustig, who are within the initial five-year period allowed under the policy.

Proposal 1. Election of Directors

The Board has designated as nominees for election as directors the nine persons named below. Michael Chu and Patrick Duff, each of whom currently is a director, are not standing for re-election. Michael P. Doss and Suzanne B. Rowland have been nominated by the Board for initial election as directors, and initially were identified by a third party search firm hired by the Nominating and Corporate Governance Committee. All other nominees currently serve as directors of Sealed Air and were elected by stockholders at our 2019 Annual Meeting of Stockholders. Each nominee presented below was recommended by the Nominating and Corporate Governance Committee and nominated by the Board. Each director elected at the Annual Meeting will serve until our 2021 Annual Meeting of Stockholders or until a successor is duly elected and qualified. Each director nominee has consented to being named in the proxy statement and to serving as a director, if elected.

Shares that are voted as recommended by the Board will be voted in favor of the election as directors of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which we do not anticipate, the shares represented by a duly completed proxy may be voted for a substitute nominee designated by the Board, unless the Board chooses to reduce its size.

Director Qualifications

The Board has adopted Qualifications for Nomination to the Board, a copy of which is posted on our website at https://ir.sealedair.com/corporate-governance/highlights. The Qualifications provide that, in selecting directors, the Board of Directors should seek to achieve a mix of directors that enhances the diversity of background, skills and experience on the Board, including with respect to age, gender, international background, race, ethnicity and specialized experience. Directors should have relevant expertise and experience and be able to offer advice and guidance to our CEO based on that expertise and experience. Also, a majority of directors should be independent under applicable NYSE listing standards, Board and Committee guidelines, and applicable laws and regulations. Each director is also expected to:

●	be of the highest ethical character and share the values of Sealed Air as reflected in its Code of Conduct;

●	be highly accomplished in his or her field, with superior credentials and recognition;

●	have sound business judgment, be able to work effectively with others, have sufficient time to devote to our affairs, and be free from conflicts of interest; and

●	be independent of any particular constituency and able to represent all of our stockholders.

The Board has determined that, as a whole, it must have the right mix of characteristics, skills and diversity to provide effective oversight of Sealed Air. Based on an evaluation of our business and the risks associated with the business, the Board believes that it should be comprised of persons with skills in areas such as:

●	knowledge of the industries in which we operate;

●	financial literacy;

●	management of complex businesses;

●	international business;

●	relevant technology and innovation;

●	financial markets;

●	manufacturing;

●	information technology;

●	sales and marketing;

●	legislative and governmental affairs;

●	legal and regulatory environment; and

●	strategic planning.

In connection with the Board’s annual self-assessment process, it reviews the diversity of skills and characteristics needed by the Board in its oversight of Sealed Air, as well as the effectiveness of the diverse mix of skills and experience. As part of the review process, the Board considers the skill areas represented on the Board, those skill areas represented by directors expected to retire or leave the Board in the near future, and recommendations of directors regarding skills that could improve the ability of the Board to carry out its responsibilities.

Identifying and Evaluating Nominees for Directors

When the Board or its Nominating and Corporate Governance Committee has identified the need to add a new director with specific qualifications or to fill a vacancy on the Board, the chair of the Nominating and Corporate Governance Committee will initiate a search to identify candidates who meet the Company’s “Qualifications for Nomination to the Board.” Such search may include seeking input from other directors and senior management, reviewing any candidates that the Nominating and Corporate Governance Committee has previously identified, and, if necessary, hiring a search firm. The Board is committed to a policy of inclusiveness, and, as such, the Nominating and Corporate Governance Committee, in performing its responsibilities to review director candidates and recommend candidates to the Board for election, considers in each search diversity of age, gender, international background, race, ethnicity and specialized experience, in addition to the other criteria set forth above under “—Director Qualifications” and such other factors as the Nominating and Corporate Governance Committee deems appropriate. Similarly, in conducting its annual self-assessment, as described above, the Board considers these same characteristics, criteria and other factors. Our director searches are conducted consistent with these priorities, and search firms with which we work are instructed accordingly.

The Nominating and Corporate Governance Committee will identify the initial list of candidates who satisfy the above criteria and otherwise qualify for membership on the Board. At least one member of the Nominating and Corporate Governance Committee (preferably the chair) and our Chairman of the Board and Chief Executive Officer will interview each qualified candidate; other directors will also interview the candidate if practicable. Based on a satisfactory outcome of those interviews, the Nominating and Corporate Governance Committee will make its recommendation on the candidate to the Board.

Our Bylaws include a procedure that stockholders must follow in order to nominate a person for election as a director at an annual meeting of stockholders, other than a nomination submitted by a stockholder to the Nominating and Corporate Governance Committee in accordance with our Policy and Procedure for Stockholder Nominations to the Board, as described above under “Corporate Governance—Nominating and Corporate Governance Committee.” The Bylaws require that timely notice of the nomination in proper written form, including all required information, be provided to the Corporate Secretary of Sealed Air. A copy of our Amended and Restated Bylaws is posted on our website at https://ir.sealedair.com/corporate-governance/highlights.

Information Concerning Nominees

The information appearing in the following table sets forth, as of April 9, 2020, for each nominee for election as a director:

●	The nominee’s business experience for at least the past five years;

●	The year in which the nominee first became a director of Sealed Air or of the former Sealed Air Corporation;

●	The nominee’s age;

●	Directorships held by each nominee presently and at any time during the past five years at any public company or registered investment company; and

●	The reasons the Board of Directors concluded that the nominee should serve as one of our directors in light of our business and structure.

There are no family relationships among any of our directors, nominees for director and officers.

Nominees for Election as Directors

Françoise Colpron	Director since 2019
Member of Audit Committee
Member of Organization and Compensation Committee
Age 49

Ms. Colpron was elected to the Board in May 2019. She is Group President, North America of Valeo SA, responsible for the activities of the group in the United States, Mexico and Canada since 2008. She joined Valeo in 1998 in the legal department and has had several roles, first as Legal Director for the Climate Control branch in Paris, and most recently as General Counsel for North and South America from 2005 to 2015. Before joining Valeo, Ms. Colpron began her career as a lawyer at Ogilvy Renault in Montreal, Canada (now part of the Norton Rose Group). Ms. Colpron’s global business experience includes prior work assignments in Europe, Asia and North America.

Ms. Colpron earned a Civil Law degree in 1992 from the University of Montreal, Canada. She was admitted to the Quebec bar in 1993 and to the Michigan bar in 2003. In 2015, Ms. Colpron was recognized by Automotive News as one of the “100 Leading Women in the North American Auto Industry” and, in 2016, by Crain’s Detroit Business as one of the “100 Most Influential Women in Michigan,” a list that includes leaders in business, academia, nonprofits and public policy. Ms. Colpron was inducted into the French Légion d’Honneur in 2015.

Sealed Air benefits from Ms. Colpron’s international background as well as her business and legal experience.

Edward L. Doheny II	Director since 2017
Age 57

Mr. Doheny is the President and Chief Executive Officer of Sealed Air. Mr. Doheny joined Sealed Air as Chief Operating Officer and CEO-Designate and a director in September 2017. He became President and CEO effective January 1, 2018. Mr. Doheny previously served at Joy Global Inc., where he was President and Chief Executive Officer and a director from December 2013 through May 2017 and was Executive Vice President, as well as President and Chief Operating Officer of Joy Global’s Underground Mining Machinery business, from 2006 to 2013. Prior to joining Joy Global, Mr. Doheny had a 21-year career with Ingersoll-Rand Co., where he held a series of senior executive positions of increasing responsibility, including President of Industrial Technologies from 2003 to 2005 and President of the Air Solutions Group from 2000 to 2003.

Mr. Doheny currently serves as a director of Eastman Chemical Corporation, where he serves on the audit, the finance and the environmental, safety and sustainability committees. From 2012 to 2019, Mr. Doheny served as a director of John Bean Technologies Corporation, where he served on the compensation and the nominating and governance committees.

Mr. Doheny earned a bachelor of science degree in engineering from Cornell University and a master’s degree from Purdue University’s Krannert School of Management.

Mr. Doheny brings more than 30 years of experience leading global manufacturers of highly mechanized equipment and systems, including a keen focus on solutions, service and operational excellence and a proven ability to drive profitable innovation-based growth strategies.

Michael P. Doss	Director Nominee
Age 53

Mr. Doss has served as the President and Chief Executive Officer and a director of Graphic Packaging Holding Company since January 2016. Prior to that time, he held the position of President and Chief Operating Officer from May 2015 through December 2015 and Chief Operating Officer from January 2014 until May 2015. Prior to these positions, Mr. Doss held various positions with Graphic Packaging Holding Company, including Executive Vice President, Commercial Operations, Senior Vice President, Consumer Packaging Division, Senior Vice President, Consumer Products Packaging, Vice President of Operations, Universal Packaging Division, and Director of Web Systems for the Universal Packaging Division. Since joining Graphic Packaging International Corporation in 1990, Mr. Doss has held positions of increasing management responsibility, including Plant Manager at the Gordonsville, TN and Wausau, WI plants. Mr. Doss serves on the Board of Directors for the American Forest & Paper Association, the Sustainable Forest Initiative, the Paper Recycling Coalition, the Atlanta Area Council of the Boy Scouts of America and the Paper & Packaging Check-Off Board. He is also active in the Metro Atlanta Chamber of Commerce.

Mr. Doss received a bachelor of science degree in industrial marketing and a masters of business administration degree in finance from Western Michigan University. He also is a graduate of the Harvard University General Manager Program.

Mr. Doss’ financial and business management experience, including his service as a public company chief executive officer, and his knowledge of the packaging industry will greatly benefit Sealed Air.

Henry R. Keizer	Director since 2017
Chair of Audit Committee
Member of Nominating and Corporate Governance Committee
Age 63

Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International, or KPMGI, a role from which he retired in December 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in 152 countries. Mr. Keizer previously held a number of key leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.

Mr. Keizer currently serves as Chairman of the Board and as a director of Hertz Global Holdings, Inc., where he chairs the audit committee and serves on the financing and the nominating and governance committees. He is a trustee of the Multi-Asset BlackRock Funds Complex and serves as a director of WABCO Holdings Inc., where he chairs the audit committee. He previously served as a director and audit committee chair of MUFG Americas Holdings Corporation and MUFG Union Bank, a financial and bank holding company, and as a director of Montpelier Re Holdings, Ltd., a global property and casualty reinsurance company, until it merged with Endurance Specialty Holdings Ltd. in July 2015. Mr. Keizer was a director of the American Institute of Certified Public Accountants from 2008 to 2011.

Mr. Keizer holds a bachelor’s degree in accounting, summa cum laude, from Montclair State University, New Jersey.

Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies. Mr. Keizer, a certified public accountant, has extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards from his many years of experience and key leadership positions he held with KPMG. Mr. Keizer also has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, technology and energy, providing him with perspective on the issues facing major companies and the evolving global business environment. Mr. Keizer’s extensive leadership experience at KPMG provides the Board with expertise in risk management and oversight over our domestic and international operations.

Jacqueline B. Kosecoff	Director since 2005
Chair of Organization and Compensation Committee
Member of Nominating and Corporate Governance Committee
Age 70

Dr. Kosecoff works in private equity to identify, select, mentor and manage health services and IT companies. Since March 2012 she has been a managing partner at Moriah Partners, LLC and a senior advisor to Warburg Pincus. From 2002 to 2012, Dr. Kosecoff was a senior executive at UnitedHealth Group-PacifiCare. Dr. Kosecoff joined UnitedHealth Group as part of its acquisition of PacifiCare Health Systems in 2005. At PacifiCare, Dr. Kosecoff served as Executive Vice President with responsibility for its specialty businesses, including its Pharmacy Business Management, or PBM, the Medicare Part D Drug Program, PacifiCare Behavioral Health, PacifiCare Dental & Vision, and Women’s Health Solutions. Upon joining United, Dr. Kosecoff took responsibility for the Medicare Part D business, pharmacy services for United’s senior, legacy PacifiCare and external PBM business, as well as the consumer health product division serving seniors. In 2007, Dr. Kosecoff was appointed CEO of Prescription Solutions (now known as OptumRx) with responsibility for United’s PBM, Specialty Pharmacy and Consumer Health Products, providing services as of 2011 to more than 13 million members with annual revenue of $18.5 billion. In 2011, Dr. Kosecoff was named Senior Advisor by Optum, which encompasses the health services businesses of UnitedHealth Group, consisting of OptumHealth, OptumInsight and OptumRx, to help identify and develop new growth and collaborative opportunities. She previously founded information technology and drug development businesses in the medical field and was on the faculty of the Schools of Medicine and Public Health at the University of California, Los Angeles. She was a consultant to the World Health Organization’s Global Quality Assessment Programs and has served on the Institute of Medicine’s Board of Health Care Services and the RAND Graduate School’s Board of Governors.

Dr. Kosecoff currently serves as a director of Houlihan Lokey, Inc., a global investment bank providing mergers and acquisitions, capital markets, financial restructuring, and financial advisory services, where she serves on the audit and the nominating and corporate governance committees, and as a director of STERIS Corporation, a provider of infection prevention, contamination control and surgical and critical care technologies, where she is a member of the compensation and the nominating and corporate governance committees.

Dr. Kosecoff received a bachelor of arts degree from the University of California, Los Angeles, a master of science degree in applied mathematics from Brown University, and a Ph.D. degree in research methods from the University of California, Los Angeles.

Dr. Kosecoff is a seasoned health care executive. Dr. Kosecoff brings to the Board of Directors her outstanding background as a business leader in the medical field. Sealed Air benefits from her experience in leading complex operations and in strategic planning. Additionally, Dr. Kosecoff brings an entrepreneurial direction to Sealed Air.

Harry A. Lawton III	Director since 2019
Member of Organization and Compensation Committee
Age 45

Mr. Lawton joined the Board of Sealed Air in January 2019. He has served as President and CEO and as a director of Tractor Supply Company since January 2020. Mr. Lawton previously served as President of Macy’s, Inc., from September 2017 to December 2019. As President of Macy’s, Mr. Lawton was responsible for all aspects of the Macy’s brand, including merchandising, marketing, stores, operations, technology, and consumer insights and analytics. Previously, Mr. Lawton was senior vice president of eBay North America since April 2015. In that role, Mr. Lawton oversaw all aspects of eBay’s Americas business unit, including marketing, merchandising, operations, business selling, consumer selling, and advertising, as well as global responsibility for shipping, payments, risk, and trust. Prior to joining eBay, Lawton spent 10 years in various leadership roles at Home Depot, where he most recently was senior vice president for merchandising. Mr. Lawton was responsible for accelerating the growth of Home Depot’s Internet business and building it to nearly $2 billion. Prior to that, Mr. Lawton was an associate principal at McKinsey & Co., providing strategic advice to executive teams in consumer packaged goods and manufacturing industries.

Mr. Lawton previously served on the board of Buffalo Wild Wings, Inc. He currently serves on the corporate advisory board for The University of Virginia’s Darden School of Business and is a member of the CEO Roundtable for the American Heart Association. He holds an MBA from the University of Virginia and dual bachelor’s degrees in Chemical Engineering, and Pulp and Paper Technology from North Carolina State University.

Mr. Lawton’s education, business management experience and knowledge of the e-commerce and retail industries greatly benefit Sealed Air.

Neil Lustig	Director since 2015
Member of Audit Committee
Member of Nominating and Corporate Governance Committee
Age 58

Mr. Lustig has served as President and CEO of GAN Integrity Inc. since March 2019. Mr. Lustig served as President and CEO of Sailthru, Inc. from March 2015 until its acquisition by The CM Group in January 2019. Mr. Lustig served at Vendavo Inc., where he was Senior Vice President Global Sales from August 2007 to September 2010 before becoming President and CEO in September 2010. After retiring as President and CEO in October 2014, Mr. Lustig served as an advisor to Vendavo from October 2014 to October 2015. Mr. Lustig worked at Ariba, Inc. from 2001 to 2007, serving in multiple managerial roles in Ariba’s U.S. and European businesses, and started his career in technology at IBM, where he held a variety of engineering, sales and management roles over a sixteen year period.

Mr. Lustig received a bachelor of science degree in computer science and applied mathematics from the State University of New York at Albany.

Mr. Lustig has more than 25 years of experience in software, hardware and cloud technology industries. His education, business management experience and knowledge of software, hardware and cloud technology industry are valuable to Sealed Air, including in connection with our innovation strategies.

Suzanne B. Rowland	Director Nominee
Age 58

Ms. Rowland is the former Group Vice President, Industrial Specialties, at Ashland Global Holdings, Inc., a position she held from June 2016 through March 2019 during the final phase of transformation from a holding company to a specialty chemicals company. Prior to joining Ashland, Ms. Rowland held senior executive positions at Tyco International from 2009 to 2015, including Vice President and General Manager, Fire Products from 2011 to 2015 and Vice President, Business Excellence, Flow Control from 2009 to 2011. Previously, she worked at Rohm and Haas for over 20 years, where she served in senior executive roles including Vice President, Procurement and Vice President & Global Business Director, Adhesives.

Ms. Rowland currently serves on the board of L.B. Foster Company, where she is chair of the nomination and governance committee and is a member of the audit committee, and on the board of SPX FLOW, Inc., where she is a member of the audit, compensation, and nominating and governance committees.

Ms. Rowland received a bachelor of science degree in chemical engineering from the University of Pennsylvania and a master of science degree in business studies from the London Business School.

Ms. Rowland’s extensive operational and leadership experience in the global industrial and material markets will provide valuable insight into strategic and operational issues for Sealed Air. Her comprehensive knowledge of lean principles, strategic sourcing, and mergers and acquisitions are also valuable assets to the Board.

Jerry R. Whitaker	Director since 2012
Chairman of the Board of Directors
Ex Officio, Non-Voting Member of Audit, Nominating and Corporate
Governance, and Organization and Compensation Committees
Age 69

Mr. Whitaker worked at Eaton Corporation, a global manufacturer of highly engineered products, as President of Electrical Sector-Americas, until his retirement in June 2011, as President of Power Components & Systems Group from 2004 through 2009, and in various other management positions from 1994 to 2004. Prior to joining Eaton Corporation, Mr. Whitaker spent 22 years with Westinghouse Electric Corp.

Mr. Whitaker currently serves as a director of Matthews International Corporation, where he is the chair of the nominating and corporate governance committee and a member of the finance committee. Mr. Whitaker also serves on the advisory board for the Syracuse University School of Engineering.

Mr. Whitaker received a bachelor of science degree from Syracuse University and a master of business administration degree from George Washington University.

Mr. Whitaker’s extensive experience and knowledge as an executive in global manufacturing industries are valuable resources to Sealed Air.

The Board of Directors recommends a vote FOR each of the nine nominees for election as directors.

Beneficial Ownership Table

The following table sets forth, as of the record date of March 23, 2020 (or as otherwise indicated), the number of outstanding shares and the percentage of common stock beneficially owned:

●	by each person known to us to be the beneficial owner of more than five percent of the then-outstanding shares of common stock;

●	directly or indirectly by each current director, nominee for election as a director, and named executive officer who is included in “Executive Compensation—2019 Summary Compensation Table”; and

●	directly or indirectly by all of our directors and executive officers as a group.

The number of shares of common stock owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days after the record date of March 23, 2020, or May 22, 2020, through the conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.

Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares of Common Stock
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	18,742,237	[1]	12.04%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	13,184,753	[2]	8.47%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,882,552	[3]	6.99%
Janus Henderson Group PLC 201 Bishopsgate, London EC2M 3AE, United Kingdom	8,210,083	[4]	5.27%
Rivulet Capital LLC 55 West 46th Street, Suite 2202 New York, NY 10036	7,779,843	[5]	5.00%
Emile Z. Chammas	201,455	[6,8]	*
Kenneth P. Chrisman	28,183	[6,7,8]	*
Michael Chu	34,103	[9,10]	*
Françoise Colpron	2,970		*
Karl R. Deily	251,039	[6,8]	*
Edward L. Doheny II	81,572	[6,7,8]	*
Michael P. Doss	0		-
Patrick Duff	106,625	[9,10]	*
Susan C. Edwards	23,657	[6,7,8]	*
Henry R. Keizer	9,989		*
Jacqueline B. Kosecoff	40,397	[9,10]	*
Harry A. Lawton III	5,195		*
Neil Lustig	17,356		*
Suzanne B. Rowland	0		-
William G. Stiehl	34,893	[8]	*
James R. Sullivan	10,571	[6,8]	*
Jerry R. Whitaker	10,021	[9,10]	*
All current directors and executive officers as a group (14 persons)	800,725	[11]	*

*	Less than 1%.

1	The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on February 11, 2020 by The Vanguard Group, Inc., with respect to ownership of shares of common stock, which indicated that The Vanguard Group, Inc. had sole voting power with respect to 232,792 shares, shared voting power with respect to 37,908 shares, sole dispositive power with respect to 18,485,780 shares and shared dispositive power with respect to 256,457 shares.

2	The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc., with respect to ownership of shares of common stock, which indicated that T. Rowe Price Associates, Inc. had sole voting power with respect to 4,813,693 shares and sole dispositive power with respect to 13,184,753 shares.

3	The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on February 6, 2020 by BlackRock, Inc., with respect to ownership of shares of common stock, which indicated that BlackRock, Inc. had sole voting power with respect to 9,332,590 shares and sole dispositive power with respect to 10,882,552 shares.

4	The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on February 13, 2020 by Janus Henderson Group PLC, with respect to ownership of shares of common stock, which indicated that Janus Henderson Group PLC had shared voting power with respect to 8,210,083 shares and shared dispositive power with respect to 8,210,083 shares.

5
The ownership information set forth in the table is based on information contained in a Schedule 13G, filed with the SEC on April 2, 2020 by Rivulet Capital, LLC, with respect to ownership of shares of common stock, which indicated that Rivulet Capital, LLC had shared voting power with respect to 7,779,843 shares and shared dispositive power with respect to 7,779,843 shares.

6	This figure does not include restricted stock units awarded under the 2014 Omnibus Incentive Plan. The number of such restricted stock units held by the named executive officers and by the current directors and executive officers as a group are as follows:

Emile Z. Chammas	15,307
Kenneth P. Chrisman	3,792
Karl R. Deily	16,031
Edward L. Doheny II	113,708
Susan C. Edwards	7,096
James M. Sullivan	22,020
Current directors and executive officers as a group	177,287

7	This figure does not include restricted stock units in the form of stock leverage opportunity awards. Under our Annual Incentive Plan, our executive officers have the opportunity to designate a portion of their annual bonus to be received as SLO awards. The numbers of such restricted stock units held by the named executive officers and by the current directors and executive officers as a group are as follows:

Kenneth P. Chrisman	4,453
Edward L. Doheny II	103,934
Susan C. Edwards	1,944
Current directors and executive officers as a group	105,878

8	This figure includes shares of common stock held under our 401(k) and Profit-Sharing Plan with respect to which our executive officers individually and as a group may, by virtue of their participation in the plan, be deemed to be beneficial owners. The approximate numbers of share equivalents held by the named executive officers and by the current directors and executive officers as a group under the plan are as follows:

Emile Z. Chammas	4,501
Kenneth P. Chrisman	11,087
Karl R. Deily	7,323
Edward L. Doheny II	1,217
Susan C. Edwards	3,710
William G. Stiehl	2,586
James M. Sullivan	571
Current directors and executive officers as a group	18,735

9	The number of shares of common stock listed in the table does not include 79,852 stock units held in the stock accounts of the non-employee directors under our Deferred Compensation Plan for Directors. Each stock unit represents one share of common stock. Holders of stock units cannot vote the shares represented by the units or transfer such units; see “Director Compensation—Deferred Compensation Plan” above. The stock units so held by non-employee directors are as follows:

Michael Chu	10,252
Patrick Duff	33,311
Jacqueline B. Kosecoff	8,744
Jerry R. Whitaker	27,545
Total	79,852

10	The number of shares of common stock listed for Mr. Chu includes 2,000 shares for which he shares voting and investment power with a family member. The number of shares of common stock listed for Mr. Duff includes 90,000 shares for which he shares voting and investment power with a family member. The number of shares of common stock listed for Dr. Kosecoff includes 40,937 shares that she holds indirectly through a certain estate planning vehicle and for which she shares voting and investment power with a family member. The number of shares of common stock listed for Mr. Whitaker includes 3,000 shares for which he shares voting and investment power with a family member.

11	This figure includes, without duplication, the outstanding shares of common stock referred to in Notes 8 and 10 above held by our current directors and executive officers, and does not include stock units referred to in Notes 6, 7 and 9 above held by our current directors and executive officers.

The address of all individuals listed above is c/o Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis, or CD&A, describes the key features of our executive compensation program and the Compensation Committee’s approach in deciding 2019 compensation for our named executive officers:

Name	Title (as of December 31, 2019)
Edward L. Doheny II	President and Chief Executive Officer
James M. Sullivan	Senior Vice President, Chief Financial Officer
Emile Z. Chammas	Senior Vice President, Chief Manufacturing and Supply Chain Officer & Chief Transformation Officer
Karl R. Deily	Senior Vice President, Chief Commercial Officer
Susan C. Edwards	Vice President, Chief Human Resources Officer
Kenneth P. Chrisman	Former Senior Vice President, President, Product Care
William G. Stiehl	Former Senior Vice President, Chief Financial Officer

We have divided this discussion into five parts:

1.	2019 Overview

2.	Executive Compensation Program Design and Objectives

3.	2019 Compensation Decisions and Results

4.	Governance of Our Executive Compensation Programs

5.	Other Features and Policies

2019 Overview

Key Business Accomplishments in 2019

●	Exceeded our commitments on earnings and cash flow, with adjusted EBITDA of $965 million and free cash flow of $321 million, despite weak global industrial activity and modest sales growth of 1%.

Sales	Adj EBITDA	Adj EPS	Free Cash Flow
$4.8B 1% growth 4% constant dollar	$965M 8% growth 20.1% margin	$2.82 13% growth	$321M Capex $190M, ~ 4% of sales
●	Executed on our Reinvent SEE strategy that is transforming how the Company innovates, operates and solves our customers’ most critical challenges. Reinvent SEE resulted in structural changes that delivered benefits of $168 million in 2019.

●	Through our focus on the 4P’S of Reinvent SEE, Performance, People, Products, Process and Sustainability, we are strengthening earnings power, improving productivity, and leveraging our recognized Cryovac® and BubbleWrap® brands with new and sustainable solutions to fuel future growth opportunities in core and adjacent markets. Our focus is on bringing our best products to market faster, at the right price and making them sustainable.

●	Invested in future growth and automation through $190 million in capital expenditures and three strategic acquisitions, including Automated Packaging Systems (Automated) valued at $510 million, which provides unique and innovative solutions, complete with automated equipment, advanced materials, engineering, and field services.

Automated is complementary to our protective packaging solutions for e-commerce and fulfillment operations and offers us adjacent opportunities in the food packaging sector, including e-foods, produce, snack foods, and portion-controlled meals, generating $117 million in sales for the five months under Sealed Air ownership.

●	Focused on reducing climate-related emissions, water use, energy use and waste in our operations and throughout the value chain while innovating and manufacturing high performance packaging. Joined in worldwide collaborations with objectives to increase recycling, reusability and recycled content.

Refer to pages 30 through 35 and page 51 of our Annual Report on Form 10-K filed on March 2, 2020 for additional information about our key accomplishments in 2019 and for important information about the use of non-U.S. GAAP financial measures, including applicable reconciliations to U.S. GAAP financial measures.

Key 2019 Compensation Decisions and Results

Decisions by the Compensation Committee for 2019 demonstrate the direct link between the compensation opportunities for our named executive officers and performance for our stockholders:

●	The Compensation Committee structured compensation opportunities for our named executive officers for 2019 consistent with the design of our compensation program for 2018, with an emphasis on performance-based annual and long-term incentive compensation opportunities. For the named executive officers, 70% of the long-term incentive compensation opportunity was in the form of an award of performance share units, or PSUs, and 30% was in the form of time-vesting restricted stock units, or RSUs.

●	The Compensation Committee established performance goals for 2019 annual incentive awards under the Annual Incentive Plan, focused on a balanced mix of Adjusted EBITDA, profit to growth ratio and free cash flow goals.

Free cash flow was introduced to the 2019 annual incentive plan to further align short term compensation metrics with stockholder interests. Free cash flow is a key financial metric and measures management’s ability to focus on cash flow generation and working capital improvements.

●	The Compensation Committee established performance goals for the PSUs awarded in early 2019 based on our performance over a three-year performance period, 2019-2021. Performance for the PSUs is measured by a combination of our return on invested capital, or ROIC, for the performance period, 2021 Adjusted EBITDA margin and our relative total stockholder return, or TSR, compared against a group of peer companies over the performance period.

Return on invested capital was introduced as a metric in the 2019 – 2021 PSU’s. The Compensation Committee moved to ROIC to measure the growth and transformation in the business and ensure accountability of investments being made in the Company.

Details regarding the performance measures and targets used for the 2019 annual incentive awards and 2019-2021 PSUs can be found below under “2019 Compensation Decisions and Results.”

The following summarizes the 2019 compensation results for the named executive officers based on annual and three-year performance results through 2019:

Summary of 2019 Incentive Award Results

Award Type	Performance Measures	Performance Results	Compensation Outcomes
2019 Annual Incentive Awards	• Adjusted EBITDA • Profit to growth ratio • Free cash flow	• At or above-target on all three financial goals	• Awards earned at 135.3% of target
2017-2019 PSUs	• 2017-2019 Relative TSR • 2019 Adjusted EBITDA Margin • Net Trade Sales CAGR	• Relative TSR below threshold • Other two goals above target	• Awards earned at 90.3% of target

Details about these 2019 compensation results can be found below under “2019 Compensation Decisions and Results.”

2019 Say-on-Pay Vote

In the “say-on-pay” vote at the Annual Meeting held on May 16, 2019, the compensation of our named executive officers was approved by approximately 85% of the stockholders that voted. This result reflected improvement from our 2018 vote in the direction of our results in prior years:

Say-on-Pay Vote Results (% Approving)

2015	2016	2017	2018	2019
97%	97%	96%	74%	85%

The Compensation Committee reviewed the say-on-pay vote result, but did not make any changes to the named executive officer compensation program based on that result.

Executive Compensation Program Design and Objectives

Our executive compensation program is designed to attract, retain and motivate the right leaders for the Company, to create a performance based culture and environment while executing the business strategy of the Company, and to align with the Company’s business purpose and commitment to long-term sustainable growth and stockholder value creation.

The Compensation Committee believes that our executive compensation program follows best practices with a focus on providing:

✓	A majority of compensation in performance-based, at-risk compensation

✓	Pay for performance based on goals for both annual and long-term incentive awards

✓	A balanced mix of incentive awards tied to annual and long-term performance

Compensation Mix – Pay for Performance Alignment

The at-risk and performance-based components of our 2019 executive compensation program are (i) the annual cash incentive opportunity, and (ii) the PSUs awards, which together are more than 50% of the compensation opportunity for the named executive officers.

The following charts show the mix of base salary, target annual incentives and target long-term incentives (PSUs and RSUs) for the named executive officers for 2019:

2019 Executive Total Target Direct Compensation Mix

* “Performance-Based” means AIP + PSU

Compensation Components

The following table summarizes the key components of our executive compensation program for our named executive officers. A more detailed description is provided in the following sections of this CD&A.

Compensation Element	Description	Objectives
Base Salary	• Fixed cash compensation based on role and duties	• Appropriate level of fixed pay • Assist with recruitment and retention
Annual Incentive	• Annual cash award based on company financial performance with 0%-200% payout[1]	• Reward executives for driving superior operating and financial results over a one-year timeframe • Create a direct connection between business success and financial reward
Long-Term Incentives[2]	• 70% PSUs earned based on performance, typically over three-year period with 0%-200% payout • 30% Time-vesting RSUs vesting annually over three years	• Reward achievement of longer-term goals • Create direct connection between longer-term business success and financial reward • Encourage retention

Retirement Plans	• 401(k) and Profit-Sharing Plan • Non-qualified deferred compensation plan	• Provide retirement income for participants • Assist with recruitment and retention
Severance Benefits	• Executive Severance Plan, with reasonable severance benefits[3]	• Assist with recruitment and retention
Other Benefits	• Health care and life insurance programs • Limited perquisites	• Competitive with peer companies • Assist with recruitment and retention

1	Some executives may elect payout in RSUs.

2	New hire and retention awards may also be granted, as needed.

3	Subject to negotiated severance provisions for Mr. Doheny and Mr. Sullivan per offer letter agreements.

Under our executive compensation program, the Compensation Committee establishes each principal element of compensation for our named executive officers—i.e., base salary, annual incentive targets and long-term incentive compensation targets—close to the median range based on data from peer companies (discussed below). As a result, both the level and the mix of the total compensation opportunity are intended to generally approximate the competitive median range. This design addresses one of our key goals: to ensure we provide competitive compensation opportunities so that we can attract and retain executives with the necessary skills to successfully manage a business of our size, scope and complexity. Since each element of compensation is mainly set by reference to levels at other companies, the Compensation Committee has not set any fixed relationship between the compensation of the CEO and that of any other named executive officer. The Compensation Committee considers the peer group when evaluating the named executive officers’ compensation.

Named executive officers earn annual incentive and long-term incentive awards based on achievement of performance goals, which we establish to support our annual and longer-term financial and strategic goals. Because annual and long-term incentives make up a significant portion of each named executive officer’s total compensation, the program has been designed to pay close to the median range when target goals are met, provide above-median pay when target goals are exceeded, and provide below-median pay when target goals are not met. These incentive award opportunities address another of our key goals: to provide a performance-oriented environment where above-median compensation can be realized when performance goals are exceeded, and below-median compensation will be paid when performance goals are not achieved.

Key Compensation Policies and Practices

What We Do
✓ Majority of compensation is performance-based	65% of total target direct compensation for CEO, and 55% of total target direct compensation for other named executive officers, is performance-based
✓ Performance goals for both annual and long-term awards	Use multiple, balanced measures, including use of both absolute and relative measures for long-term awards
✓ Stock ownership policy	Multiple of base salary must be held in common stock — 6x for CEO, 3.5x for CFO, 3x or 2x for other named executive officers; 100% of after-tax shares must be held until ownership goal is met
✓ Compensation recoupment (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated due to error or misconduct, regardless of whether named executive officer was responsible for the error or misconduct
✓ Receive advice from independent compensation consultant	Compensation consultant (FW Cook) provides no other services to Sealed Air
✓ Double-trigger vesting of equity compensation upon a change in control	Under our equity compensation plans, vesting following a change in control requires involuntary termination of employment

What We Don’t Do
× No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs offered
× No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
× No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
× No hedging or pledging of Company stock	Applies to all executive officers and directors

2019 Compensation Decisions and Results

Compensation decisions by the Compensation Committee for 2019 continued to demonstrate the direct link between the compensation opportunities for our named executive officers and performance for our stockholders.

The following summarizes the 2019 incentive metrics. A more detailed description of each is provided in the following sections of this CD&A.

Annual Incentive Compensation

Metric	Adj EBITDA	Profit to Growth Ratio	Free Cash Flow
Weighting	50%	30%	20%
Target	$935M	35%	$306M

Long Term Incentive Compensation

	PSU 70%			+	RSU 30%
Metric	Adj EBITDA Margin	ROIC	Relative TSR
Weighting	33%	33%	34%
Target	23.5%	15.5%	50th percentile

Base Salary

Base salary, as a fixed component of compensation, is an important part of a competitive compensation package. The Compensation Committee establishes salary levels for named executive officers primarily based on consideration of the median range for the peer companies for similar roles and responsibilities. The Compensation Committee also considers broad-based surveys of compensation trends and practices at other industrial companies in the United States, as well as performance and overall role and responsibilities.

In 2019, the Compensation Committee set the base salaries of each of the named executive officers as follows:

Name	2018 Salary	2019 Salary	% Increase
Edward L. Doheny II	$1,150,000	$1,178,750	3%
James M. Sullivan[1]	—	$650,000	—
Emile Z. Chammas[2]	$601,637	$646,760	7%
Karl R. Deily[3]	$596,425	$685,888	15%
Susan C. Edwards[4]	—	$425,000	—
Kenneth P. Chrisman	$484,975	$484,975	0%
William G. Stiehl[5]	$500,000	$550,000	10%

1	Mr. Sullivan’s 2019 base salary listed above is the annual rate of base salary, which was established in his new hire offer letter agreement. His employment with us commenced on June 24, 2019.

2	Mr. Chammas’ base salary increase in 2019 reflected his expanded role as the Senior Vice President, Chief Manufacturing and Supply Chain Officer, as well as the Chief Transformation Officer leading the Reinvent SEE business transformation.

3	Mr. Deily’s base salary increase in 2019 reflected his expanded role, leading the entire commercial organization as the Senior Vice President and Chief Commercial Officer of Sealed Air, including global responsibility for all commercial sales, technical support, innovation and development, marketing, portfolio management, customer service, and sales operations for Sealed Air.

4	Ms. Edwards is a named executive officer for the first time in 2019.

5	Mr. Stiehl’s base salary increase in 2019 was part two of a two-step approach to align his compensation to the 25th percentile of his peer group in connection with his promotion to Chief Financial Officer on June 7, 2018.

Annual Incentive Compensation

✓	Based on a balanced mix of objective financial measures

✓	Introduced free cash flow as a new metric to measure cash flow generation and working capital improvements

✓	2019 corporate financial achievement for all three goals was at or above target, resulting in above-target payouts

A significant portion of each named executive officer’s total annual compensation opportunity is made in the form of a target annual incentive opportunity under the Annual Incentive Plan. The Annual Incentive Plan is intended to drive high performance results based on the achievement of our strategic goals, with emphasis on performance and alignment of the interests of our named executive officers with our stockholders. The program provides the opportunity to earn a significantly higher annual incentive award (up to 200%) if target performance is exceeded, as well as the risk of a significantly lower annual incentive award, or even no annual incentive award, if target performance is not achieved.

We determine annual incentive compensation awards based on a four-step process:

Beginning of year:

(1)       Set target award levels

(2)       Select performance goals and set threshold, target, and maximum performance levels

After end of year:

(3)       Review performance results

(4)       Determine award amounts

For any named executive officer who is eligible to and elects to have all or a portion of the annual incentive award delivered as a “stock leverage opportunity,” or SLO, there is a fifth step related to applying the SLO award rules. Each of these steps is discussed further below.

Setting Target Award Levels. The Compensation Committee determines the target level of annual incentive award for each named executive officer as a percentage of the named executive officer’s base salary. Mr. Sullivan’s target award for 2019 was set in accordance with his new hire offer letter agreement entered into in June 2019. For the other named executive officers, the target percentages established for 2019 were based on their roles with consideration of the median ranges established through peer group and general industry survey data on compensation trends and practices. The following table shows the calculation of the target annual incentive award for each named executive officer:

Name	2019 Salary	Target % of Salary	Target Annual Award
Edward L. Doheny II	$1,178,750	120%	$1,414,500
James M. Sullivan[1]	$650,000	75%	$487,500
Emile Z. Chammas	$646,760	75%	$485,070
Karl R. Deily	$685,888	75%	$514,416
Susan C. Edwards	$425,000	60%	$255,000
Kenneth P. Chrisman	$484,975	70%	$339,482
William G. Stiehl	$550,000	75%	$412,500
1	Mr. Sullivan’s actual 2019 target annual award was prorated based on the base salary received during 2019 after his July 2019 start date, and as a result was $255,125.

Setting Performance Goals. The Compensation Committee established three performance goals under the Annual Incentive Plan for 2019.

Metric: 2019 Adjusted EBITDA[1] – weighted 50%
% Achievement of Target	Consolidated Adjusted EBITDA Goal Achieved	Payout %
Less than 90%	Less than $842M	0%
90% (threshold)	$842M	50%
100% (target)	$935M	100%
At least 110% (max)	$1,029M and above	200%

Metric: 2019 Profit to Growth Ratio[2] – weighted 30%*
Achievement	Profit to Growth Ratio Goal Achieved	Payout %
Less than 25.0%	Less than 25.0%	0%
25.0% (threshold)	25.0%	50%
35.0% (target)	35.0%	100%
45.0% or more (max)	45.0% and above	200%

Metric: 2019 Free Cash Flow[3] – weighted 20%**
Achievement	Free Cash Flow	Payout %
Less than 80%	Less than $245M	0%
80% (threshold)	$245M	50%
100% (target)	$306M	100%
120% or more (max)	$367M and above	200%
*	There is no funding for the 2019 profit to growth ratio if 2019 Adjusted EBITDA is less than 2018 Adjusted EBITDA (measured at 2019 annual operating plan foreign exchange rates) of $890 million.

**	The 2019 free cash flow metric will be capped at 100% of target if the Company achieves a days-on-hand inventory (calculated on 13-month basis) that is less than what was achieved in 2018.

1	Adjusted EBITDA is defined as 2019 adjusted net earnings plus interest expense, taxes and depreciation and amortization. Consolidated adjusted EBITDA is a non-U.S. GAAP financial measure and excludes the impact of specific items approved by the Compensation Committee as noted below.

2	Profit to growth ratio measures the ratio between year over year change in Adjusted EBITDA and year over year change in net trade sales. Net trade sales is defined as consolidated revenues from all divisions to external third parties and excluding intercompany sales.

3	Free cash flow is calculated as net cash provided by operating activities, calculated on a 13-month average to mitigate the impact of year-end fluctuations in working capital balances.

The Compensation Committee believes that achieving these goals will improve the quality of our earnings, profitability and cash flow, all of which are aligned with the long-term interest of our stockholders.

Goals for the two carry-over metrics from 2018 – i.e., 2019 Adjusted EBITDA and profit to growth ratio – require higher targeted achievement than 2018 performance. The 2019 free cash flow target goal reflected a challenging but attainable level of performance aligned to our annual sales budget and our external guidance.

Free cash flow replaced the ratio of working capital to net trade sales used in prior years. The Compensation Committee made this change to measure management’s ability to focus on cash flow generation and working capital improvements.

In order to ensure that achievement of these measures represents the performance of the core business, Adjusted EBITDA and profit to growth ratio were calculated at 2019 budgeted foreign exchange rates and adjusted for specific items approved by the Compensation Committee, including restructuring charges, restructuring associated charges, expenses relating to capital markets transactions, specific litigation settlement charges, the effect of certain acquisitions and dispositions, and the effect of certain other items considered to be Special Items and disclosed in the Company’s Form 10-K. The calculation of free cash flow achievement excluded cash provided by / used in acquisitions made in 2019 as well as a one-time litigation settlement. These adjustments resulted in 2019 Adjusted EBITDA and free cash flow used for compensation purposes that are different than 2019 Adjusted EBITDA as disclosed in the Company’s Form 10-K, with 2019 Adjusted EBITDA for compensation purposes lower than reported in the Form 10-K and free cash flow for compensation purposes higher than reported in the Form 10-K.

2019 Performance Results. In early 2020, the Compensation Committee reviewed the financial performance of our company to determine the 2019 Financial Achievement Factor. The following chart summarizes the results of this analysis:

Metric	Weighting	Threshold	Target	Maximum	Actual	Payout %
Adjusted EBITDA	50%	$842M	$935M	$1,029M	$945M	110.6%
Profit to Growth Ratio	30%	25.0%	35.0%	45.0%	176.0%	200.0%
Free Cash Flow	20%	$245M	$306M	$367M	$427M	100.0%[1]
				Financial Achievement Factor		135.3%

1	The free cash flow payout percentage was capped at 100% because there was no improvement in days on hand inventory compared to 2018.

2019 AIP Payouts. The following table summarizes the annual incentive awards determined for each of the named executive officers for 2019: Mr. Stiehl was not eligible for a 2019 annual incentive award because his employment terminated during the year.

Name	Target Annual Award	Financial Achievement Factor	Annual Incentive Award
Edward L. Doheny II	$1,414,500	135.3%	$1,913,819
James M. Sullivan	$255,125	135.3%	$345,184
Emile Z. Chammas	$485,070	135.3%	$656,300
Karl R. Deily	$514,416	135.3%	$696,005
Susan C. Edwards	$255,000	135.3%	$345,015
Kenneth P. Chrisman	$339,482	135.3%	$459,319

SLO Awards. Under the Annual Incentive Plan, our named executive officers also have the opportunity each year to designate a portion of their annual incentive award to be received as an equity award under our equity compensation plan, called stock leverage opportunity, or SLO, awards. The portion to be denominated in SLO awards, in increments of 25% of the annual incentive award, may be given a premium to be determined by the Compensation Committee each year. The stock price used to calculate the number of shares that can be earned is the average closing price of Sealed Air stock for the first 15 trading days of the performance year ($36.34 for 2019). Therefore, the value of the SLO award incorporates changes in stock price during the performance year after the dates used to determine the number of RSUs granted. Once the amount of the earned annual incentive award has been determined for each named executive officer following the end of the year, the cash portion is paid out shortly thereafter, and the SLO award is provided in the form of an award of restricted stock or RSUs under our equity compensation plan with a two-year restriction period. The Compensation Committee believes that SLO awards provide an additional means to align the interests of our named executive officers with those of our stockholders using performance-based compensation.

SLO awards also provide a means for named executive officers to more quickly meet their stock ownership requirements under our stock ownership guidelines discussed later in this CD&A. In 2017, the Compensation Committee began limiting eligibility for SLO awards to an individual’s first five years in an executive officer position, which, the Compensation Committee believes, provides an appropriate period to achieve stock ownership requirements. Beginning in 2019, no new executive officers will be offered this election. Mr. Chammas and Mr. Deily were not eligible to make SLO awards for 2019 based on these requirements.

For 2019, the Compensation Committee established a 25% premium for any portion of the annual incentive award elected as an SLO award. The following named executive officers elected to receive a portion of their annual incentive award as a SLO award:

Name	Cash Award %	SLO Award %
Edward L. Doheny II	0.0%	100.0%
Kenneth P. Chrisman	50.0%	50.0%

For those named executive officers who elected to receive a portion of their 2019 annual incentive award as a SLO award, the division of the final annual incentive award between cash and the SLO award was as follows:

Name	Cash Award ($)	SLO Award (# of Shares)
Edward L. Doheny II	—	65,831
Kenneth P. Chrisman	$229,660	7,900

The amounts awarded as cash for 2019 are shown later in this Proxy Statement in “—Executive Compensation Tables—2019 Summary Compensation Table” under the “Non-Equity Incentive Compensation Plan” column, and the SLO awards are shown in “—Executive Compensation Tables—2019 Summary Compensation Table” under the “Stock Award” column based on their grant date fair value assuming target performance.

Long-Term Incentive Compensation

✓	70% of 2019 award in the form of PSUs earned based on 2019-2021 performance goals (adjusted EBITDA margin, ROIC, and relative TSR)

✓	30% of 2019 award in the form of time-vesting RSUs vesting ratably over three years

✓	2017-2019 PSUs earned slightly below target based on above-target performance for the two financial goals but below-threshold performance for relative TSR

Our long-term incentive award program is intended to further link compensation to the achievements of the Company’s long-term financial objectives. Long-term incentive award opportunities for our named executive officers for 2019 were provided 70% in PSUs and 30% in time-vesting RSUs. The Compensation Committee believes this mix provides a proper balance between the goals of encouraging long-term performance and retention, while still keeping the emphasis on three-year measurable performance results.

During the first quarter of 2019, the Compensation Committee established target award levels generally based on a percentage of base salary, with the percentage of salary set within the median range for long-term incentive compensation for executives with similar positions and responsibilities. The Compensation Committee approved Mr. Doheny’s 2019 target award in the same dollar amount as his 2018 target award value. Mr. Sullivan did not become an employee until after the 2019 long-term incentive awards were made, and as a result he did not have a 2019 target award amount or receive any PSU or RSU award for 2019. The following table shows the total target value of the long-term incentive awards for 2019 established by the Compensation Committee for the named executive officers (other than Mr. Sullivan):

Name	Target % of Salary	LTI Target Value
Edward L. Doheny II	—	$6,000,000
Emile Z. Chammas	175%	$1,131,830
Karl R. Deily	175%	$1,200,305
Susan C. Edwards	125%	$531,205
Kenneth P. Chrisman	165%	$800,208
William G. Stiehl	175%	$962,500

2019-2021 PSU Awards. PSU awards provide for three-year performance periods with a targeted number of shares to be earned if performance during the period meets goals set during the first 90 days of the period. During the first quarter of 2019, the Compensation Committee established PSU award target levels for the performance period starting January 1, 2019 for the named executive officers. We refer to these as the 2019-2021 PSUs.

If performance is below defined threshold levels, then no units will be earned, and if performance exceeds defined maximum levels, then a maximum number of units (above the target number) will be earned and settled by issuance of shares (one share per unit earned). In this manner, PSUs are intended to align named executive officer compensation closely to our performance while giving the named executive officers the opportunity for exceptional value if performance targets are exceeded. The vesting conditions for the PSUs also encourage the retention of our named executive officers.

70% of the long-term incentive award dollar amount was assigned to the PSUs and allocated to each of the weighted performance metrics for the award, as follows:

Performance Measure	Weighting
2019-2021 Relative TSR	34%
2021 Adjusted EBITDA Margin	33%
2019-2021 ROIC	33%

The target number of PSUs for the relative TSR portion was determined by dividing the allocated portion of the target dollar amount by the accounting value per share for that portion of the award (based on the Monte Carlo simulation value as of the grant date).The target number of PSUs for the Adjusted EBITDA margin and ROIC portions were determined by dividing the allocated portion of the target dollar amount by the closing price of our common stock on the grant date. In each case, the target number of PSUs was rounded up to the next whole unit.

Name	Total PSU Target Value	Target Award (# of PSUs)
		Relative TSR	Adj. EBITDA Margin	ROIC
Edward L. Doheny II	$4,200,000	24,905	32,922	32,922
Emile Z. Chammas	$792,781	4,555	6,195	6,195
Karl R. Deily	$840,214	4,830	6,569	6,569
Susan C. Edwards	$371,875	2,138	2,908	2,908
Kenneth P. Chrisman	$560,146	3,220	4,380	4,380
William G. Stiehl	$673,750	3,873	5,268	5,268

The Compensation Committee selected relative TSR as a metric to balance achievement of internal goals with performance against our peers in an easily measurable metric that directly demonstrates value creation for our stockholders. The Compensation Committee recognized that the Adjusted EBITDA margin metric provides further alignment with the broader Annual Incentive Plan and our goal to improve quality of earnings. The ROIC metric replaces the net sales CAGR metric used in prior years. The Compensation Committee chose ROIC as a metric for the PSUs to measure the growth and transformation in the business and ensure accountability of investments in the Company. The results of each metric will determine the number of shares earned for that metric. The total award will be the addition of the total number of shares earned for each of the three performance metrics.

Relative TSR Performance Goal

TSR represents the percent change in the share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. The beginning share price will be calculated as an average of 31 data points: the closing share price on January 2, 2019 and the closing share price +/-15 trading days from January 2, 2019. The ending share price will be calculated as an average of 31 data points: the closing share price on December 31, 2021 and the closing share price +/-15 trading days from December 31, 2021.

The performance on this metric will be assessed based on Sealed Air’s percentile rank within the approved peer group of companies, which is the same peer group described above used for other named executive officer compensation purposes. The lowest ranked company will be the 0% rank, the middle ranked company will be the 50th percentile rank and the top ranked company will be the 100th percentile rank. If a company is acquired or otherwise is no longer publicly traded and its share price is no longer available, it will be excluded from the peer group.

The three-year relative TSR percentile rank at threshold, target and maximum for the performance period follows:

2019-2021 PSUs
RELATIVE TSR PERFORMANCE GOAL
(weighted 34%)

Achievement	TSR Percentile Rank	% of Target Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile and above	200%

The number of shares earned for an achievement of this metric between any two levels would be calculated on a pro-rata basis, and no shares will be earned for three-year relative TSR percentile rank below the 25th percentile.

Adjusted EBITDA Margin Goal

The Adjusted EBITDA margin metric measures 2021 Adjusted EBITDA as a percentage of 2021 net sales, subject to certain adjustments. For this purpose, (1) “2021 Adjusted EBITDA” is our earnings before interest, taxes, depreciation and amortization for calendar year 2021, derived from our U.S. GAAP net earnings, subject to certain specified adjustments, and (2) “2021 net sales” is our “net sales” for 2021 as reported in our Annual Report on Form 10-K for 2021, subject to certain specified adjustments.

2021 Adjusted EBITDA margin performance levels at threshold, target and maximum are as follows:

2019-2021 PSUs
2021 ADJUSTED EBITDA MARGIN GOAL
(weighted 33%)

Achievement	2021 Adjusted EBITDA Margin	% of Target Earned
Below Threshold	Less than 22.0%	0%
Threshold	22.0%	50%
Target	23.5%	100%
Maximum	25.0% and above	200%

The number of shares earned for an achievement of this metric between any two levels would be calculated on a pro-rata basis, and no shares will be earned for 2021 Adjusted EBITDA margin below the threshold goal.

Return on Invested Capital Goal

The ROIC metric measures the percentage of invested assets which are converted to income. The calculation of ROIC represents the Company’s net adjusted operating profit after tax divided by total capital. Total capital excludes cash. ROIC achievement will be calculated as an average of the 12 quarter-end calculations of ROIC from January 1, 2019 through December 31, 2021. The calculation will include an adjustment for acquisitions and divestitures, made after the grant date, and accounting standards adopted which impact total capital.

The ROIC performance levels at threshold, target and maximum are as follows:

2019-2021 PSUs
ROIC GOAL
(weighted 33%)

Achievement	ROIC	% of Target Earned
Below Threshold	Less than 14.5%	0%
Threshold	14.5%	50%
Target	15.5%	100%
Maximum	16.5% and above	200%

The number of shares earned for an achievement of this metric between any two levels would be calculated on a pro-rata basis, and no shares will be earned for ROIC below the threshold goal.

2019 RSU Awards. RSU awards vest in equal annual installments over the three-year period following the date of grant in February 2019. The named executive officer must remain employed with us through each vesting date to earn the shares vesting on that date, other than in case of termination of employment for death or disability, or an involuntary termination within two years after a change in control. In this manner, RSUs encourage retention of our named executive officers, while also aligning their interests with those of our long-term stockholders.

The number of RSUs was determined by dividing 30% of the long-term incentive award dollar amount by the closing price of our common stock on the grant date (rounded up to the next whole share).

Name	Total RSU Target Value	# of RSUs
Edward L. Doheny II	$1,800,000	42,756
Emile Z. Chammas	$339,549	8,045
Karl R. Deily	$360,091	8,531
Susan C. Edwards	$159,375	3,776
Kenneth P. Chrisman	$240,062	5,688
William G. Stiehl	$288,750	6,841

Mr. Sullivan’s New Hire Award. In connection with his recruitment, we entered into an offer letter agreement with Mr. Sullivan in June 2019. Under the offer letter agreement, Mr. Sullivan was granted on his start date an initial equity award in the form of RSUs, with a grant date value of $500,000 vesting on December 31, 2020 subject to his continued employment. The offer letter agreement also addresses treatment of the new hire awards upon termination of employment, which is more fully discussed under “—Executive Compensation Tables—Payments Upon Termination or Change in Control” below.

Performance Results for Prior Year PSU Award. The Compensation Committee determined the performance results for the 2017-2019 PSUs granted in early 2017. The 2017-2019 PSUs were earned at 90.3% of target, based on achievement of each of the three goals measured over the 2017-2019 performance period, as follows:

2017-2019 PSUs

Metric (weighting)	Metric Target	Achievement	Payout%
Adjusted EBITDA Margin[1] (33%)	20.2%	21.1%	170.0%
Net Trade Sales CAGR[2] (33%)	2.5%	2.5%	103.6%
Relative TSR[3] (34%)	50th percentile	6th percentile	0.0%
		Total	90.3%
1	Adjusted EBITDA margin metric measured 2019 Adjusted EBITDA as a percentage of 2019 net sales, subject to certain exclusions. For this purpose, (a) “2019 Adjusted EBITDA” is our earnings before interest, taxes, depreciation and amortization for calendar year 2019, derived from our U.S. GAAP net earnings, adjusted to exclude certain specified items, and (b) “2019 net sales” is our net sales for 2019 as reported in our Annual Report on Form 10-K for 2019, less the impact of net trade sales from acquired companies during the performance period.

2	The Net Trade Sales CAGR metric measures the compound annual growth rate (“CAGR”) for Net Sales for the 2017-2019 performance period against the baseline of 2016 Net Sales. 2019 Net Sales are measured at 2017 Annual Operating Plan foreign exchange rates and include an adjustment to reflect constant resin prices. The calculation excludes the impact of acquisitions made since targets were originally set. Payout for Net Trade Sales CAGR is greater than 100% as actual performance represented 2.54%, shown as 2.5% due to rounding utilized for purpose of above table.

3	The relative TSR metric measures the percent change in share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. The beginning share price was calculated as an average of 31 data points: the closing share price on January 3, 2017 and the closing share price +/- 15 trading days from January 3, 2017. The ending share price was calculated as an average of 31 data points: the closing share price on December 31, 2019 and the closing share price +/- 15 trading days from December 31, 2019. The performance of this metric was assessed in comparison of the percentile rank to the approved peer group of companies. The lowest ranked company was the 0th percentile rank, the middle ranked company was the 50th percentile rank and the top ranked company was the 100th percentile rank. If a company was acquired or otherwise is no longer publicly traded and its share price no longer available, it was excluded from the peer group.

Governance of Our Executive Compensation Program

Oversight by the Compensation Committee

The Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair and competitive and motivates high performance.

Under our executive compensation philosophy, we provide compensation in the forms and at levels that will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our Company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of our longer-term objectives and financial performance.

Role of Independent Compensation Consultant

FW Cook advises the Compensation Committee on the selection of peer companies, provided comparative industry trends and peer group data regarding salary, annual incentive and long-term incentive compensation levels for our executive officers and other key executives, and advised on recommended compensation levels for our management. FW Cook assisted the Compensation Committee in selecting metrics and goals for the 2019 annual bonus program and the 2019-2021 PSUs. FW Cook also conducted a risk analysis of the Company’s incentive compensation plans. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.

Role of CEO and Management

The Compensation Committee from time to time directs members of management to work with FW Cook to provide executive compensation information or recommendations to the Compensation Committee. However, the Compensation Committee has not delegated any of its authority to determine executive compensation programs, practices or other decisions to our management. As noted above, the current executive compensation program was developed and approved by the Compensation Committee with advice and support from FW Cook after consulting with the CEO and our compensation and legal professionals. The CEO and other executive officers and compensation professionals attend portions of meetings as requested by the Compensation Committee.

While the Compensation Committee approved metrics for the 2019 annual bonus and long-term incentive programs, FW Cook, the CEO and other members of our management also were consulted in developing the metrics and establishing the goals for the 2019 programs.

The CEO submits salary and bonus recommendations to the Compensation Committee for the other named executive officers as well as for the other executives whose compensation is set by the Compensation Committee. In addition, the Compensation Committee has delegated to the CEO limited authority to make equity awards to employees who are not executive officers. The CEO does not provide input regarding his own compensation and does not participate in any related Compensation Committee deliberations. Following a review of those recommendations with FW Cook, the Compensation Committee approves compensation decisions for our named executive officers. In making compensation decisions for named executive officers other than the CEO, the Compensation Committee relies on the CEO’s recommendations but makes independent adjustments and is not bound by those recommendations.

Use of Peer Group Data

The Compensation Committee uses data from a peer group as a factor in setting executive compensation levels and in designing executive compensation programs. The peer group is reviewed annually by the Compensation Committee. The Compensation Committee includes companies primarily in the materials sector that are comparable to Sealed Air based on sales, percentage of sales outside of the United States, number of employees and market capitalization. The table below sets forth the peer group of companies that the Compensation Committee considers in setting executive compensation levels and in designing compensation programs.

Peer Group Companies
AptarGroup, Inc.	Celanese Corporation	Packaging Corporation of America
Ashland Global Holdings Inc.	Crown Holdings, Inc.	PolyOne Corporation
Avery Dennison Corporation	Graphic Packaging Holding Co.	Silgan Holdings Inc.
Axalta Coating Systems Ltd.	Greif, Inc.	Sonoco Products Co.
Ball Corporation	Maple Leaf Foods Inc.
Berry Global Group, Inc.	Owens-Illinois, Inc.

The Compensation Committee considers comparative executive compensation levels and practices based on information from the peer companies as well as other data provided by FW Cook related to general industry executive compensation trends.

Other Features and Policies

Stock Ownership Guidelines

In order to align the interests of named executive officers and stockholders, we believe that our named executive officers should have a significant financial stake in Sealed Air. To further that goal, we have stock ownership guidelines that apply to our named executive officers and other key executives. The guidelines for our named executive officers are as follows:

●	Executive officers are required to hold a multiple of their salary: 6 for the CEO, 3.5 for the CFO; 3 for the other Senior Vice Presidents; and 2 for all other executive officers;

●	Share equivalents held in our tax-qualified retirement plans are included, but unvested awards under our equity compensation plans are excluded;

●	Until the minimum stock ownership has been reached, executive officers are expected to retain all shares received as awards under our equity compensation programs after payment of applicable taxes; and

●	The Compensation Committee can approve exceptions to the stock ownership guidelines for executive officers in the event of financial hardship.

As of March 23, 2020, all of our named executive officers had met the ownership guidelines or will have shares retained at vesting as required by the guidelines.

Savings, Retirement and Health and Welfare Benefits

Our named executive officers participate in the retirement programs available generally to employees in the countries in which they work because we believe that participation in these programs and in the other health and welfare programs mentioned below is an important part of a competitive compensation package. In the United States, our named executive officers participate in a tax-qualified defined contribution retirement plan, the Sealed Air Corporation 401(k) and Profit-Sharing Plan. As a result of participating in this broad-based retirement plan, our executive officers are eligible to receive profit-sharing and matching contributions paid by us, up to IRS limits applicable to tax-qualified plans.

Mr. Deily also participates in the Sealed Air Corporation Restoration Plan for Cryovac Employees, a component plan of the Sealed Air Combined Pension Plan and a tax-qualified defined benefit plan that covers the employees of our Cryovac operations who participated in a defined benefit plan maintained by a previous employer immediately prior to March 31, 1998. The Restoration Plan for Cryovac Employees is described under “—Executive Compensation Tables—Pension Benefits in 2019” below. The plan was amended to freeze benefit accruals as of December 31, 2016, and as a result, no additional benefits will be accrued under the plan after 2016. Mr. Deily currently does not have any cumulative benefit under that plan.

U.S.-based named executive officers may elect to defer a portion of salary or cash incentive awards under our nonqualified deferred compensation plan. The Compensation Committee believes that this plan is appropriate because executives are limited in the amount that they can save for retirement under the 401(k) and Profit-Sharing Plan due to IRS limits applicable to tax-qualified retirement plans. No employer contributions are provided under the deferred compensation plan. For 2019, Mr. Stiehl, Mr. Chrisman and Mr. Deily each elected to participate in the plan.

We do not offer any other nonqualified excess or supplemental benefit plans to our named executive officers in the United States.

All of our named executive officers participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to employees in the countries in which they work.

Perquisites and Other Personal Benefits

Consistent with our performance-oriented environment, we provided limited perquisites to our named executive officers, as included under the “All Other Compensation” column in “—Executive Compensation Tables—2019 Summary Compensation Table.” The limited perquisites we do provide are intended to provide a competitive compensation package for retention and recruitment.

Compensation Recoupment (Clawback) Policy

Our compensation recoupment (clawback) policy, or the Recoupment Policy requires each executive officer to reimburse us for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to error or misconduct regardless of whether the executive officer was responsible for the error or misconduct so long as no payment or award or a lower payment or award would have been made to the officer based on the restated results. The Board of Directors will make the determination whether to seek recovery. The Recoupment Policy is part of our overall risk management practices to ensure that compensation programs do not encourage manipulation of financial results.

In addition, the Recoupment Policy provides that our CEO and CFO must reimburse us for any compensation or profits from the sale of securities under Section 304 of the Sarbanes-Oxley Act of 2002. The Recoupment Policy has been incorporated into our equity award documents.

Employment, Severance and Change in Control Arrangements

Employment Agreements. We do not generally enter into employment agreements with executive officers or other employees except in countries outside the United States where such agreements are customary or as necessary for recruitment.

We entered into an offer letter agreement with Mr. Doheny, dated September 5, 2017, in connection with his recruitment. We received guidance from FW Cook in the negotiation of the offer letter agreement. The offer letter agreement includes provisions regarding Mr. Doheny’s position and duties, compensation, post-employment covenants and other matters, including provisions regarding certain new-hire equity awards described above and certain severance benefits described under “—Executive Compensation Tables—Payments Upon Termination or Change in Control” below. The Compensation Committee believes that the terms of the offer letter agreement are reasonable and were necessary to cause him to accept a significant leadership role with Sealed Air.

We also entered into an offer letter agreement with Mr. Sullivan, dated June 14, 2019, in connection with his recruitment. The offer letter agreement includes provisions regarding Mr. Sullivan’s position and duties, compensation, post-employment covenants and other matters, including provisions regarding a sign-on bonus (in the amount of $500,000), an initial equity award described above, and certain special equity vesting terms in lieu of severance benefits described under “—Executive Compensation Tables—Payments Upon Termination or Change in Control” below. The Compensation Committee believes that the terms of the offer letter agreement are reasonable and were necessary to cause him to accept a significant leadership role with Sealed Air.

Executive Severance Plan. In early 2014, the Compensation Committee established the Executive Severance Plan. This plan provides for reasonable severance benefits in the case of an executive’s involuntary termination of employment, either by us without “cause” or by the executive for “good reason.” The Compensation Committee believes that the Executive Severance Plan serves the interests of stockholders by encouraging the retention of a stable management team.

Under the Executive Severance Plan, in the case of an involuntary termination of employment without cause or with good reason, the executive is eligible for severance benefits equal to one year of base salary and target annual bonus payable in installments over 12 months and health and welfare benefits for a period of 12 months.

If the qualifying termination occurs upon or within two years after a change in control of Sealed Air, the executive is instead entitled to receive (1) a lump sum payment equal to two years of the sum of base salary and target annual bonus, (2) continued health and welfare benefits for up to 18 months, and (3) accelerated vesting of all outstanding equity compensation awards.

Severance benefits are conditioned upon the executive giving us a general release of claims at the time of separation. Benefits are also conditioned upon the executive’s compliance with certain restrictive covenants regarding non-disparagement, confidentiality and non-competition (in addition to any other restrictive covenants to which an employee may be subject). No tax gross-ups are provided to any participant under the plan in case of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code as a result of payments under the plan in connection with a change in control.

If an executive covered by the plan is also entitled to severance under an existing agreement with us, the terms of the individual severance agreement will control instead of the plan. Mr. Sullivan’s offer letter, for example, includes certain special equity vesting provisions in lieu of Mr. Sullivan’s participation in the Executive Severance Plan.

Confidentiality and Restrictive Covenants Agreement. Exempt employees who are eligible to receive equity awards are required to sign a Confidentiality and Restrictive Covenants Agreement which addresses confidentiality of our proprietary information and disclosure and assignment of inventions as well as an eighteen-month post-employment restrictive covenants obligation as a condition of receiving an equity award. In recent years, most other exempt new employees in the United States have been required to enter into an appropriate Restrictive Covenant and Confidentiality Agreement with us. These agreements address the confidentiality of our proprietary information and disclosure and assignment of inventions to us and include at least an eighteen-month post-employment restrictive covenant obligation by the employee.

Timing of Equity Grants

PSU and RSU awards made to our executive officers under our equity compensation plans are made during the first 90 days of each year, either at the regularly-scheduled meeting of the Compensation Committee held in February of each year or at a special meeting held later but during the first 90 days of the year. In addition, SLO awards are made effective on a date set by the Compensation Committee in advance but no later than March 15 to those executive officers who have elected to receive a portion of their annual incentive award as an SLO award. The date is selected based on when the Compensation Committee expects that all annual incentive awards will be determined and to allow our staff sufficient time to assist executive officers to make required SEC filings for the SLO awards on a timely basis.

To the extent that other awards of restricted stock or RSUs may be made to executive officers, they are generally made at regular or special meetings or by unanimous written consents of the Compensation Committee. Awards are generally effective on the date of such meeting or unanimous written consent. Dates for Compensation Committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Section 162(m) Considerations

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain covered employees (generally including the named executive officers) in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Compensation Committee designed awards under the Annual Incentive Plan and our Performance-Based Compensation Program, as well as PSUs under equity incentive plans, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the named executive officers, the Compensation Committee will—consistent with its past practice—design compensation programs that are intended to be in the best long-term interests of Sealed Air and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the members of the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sealed Air’s 2020 Proxy Statement and incorporated by reference into Sealed Air’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Organization and Compensation Committee

Jacqueline B. Kosecoff, Chair

Michael Chu

Françoise Colpron

Harry A. Lawton III

Board Oversight of Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Sealed Air. In 2019 as in prior years, at the request of the Compensation Committee and with the assistance of FW Cook, we evaluated our incentive compensation plans relative to our enterprise risks and determined that there were no significant changes to the compensation risks identified below. We determined, taking into account advice from FW Cook, that there were no significant risk areas from a compensation risk perspective.

With respect to our executive compensation programs, a number of risk mitigation features were in place in 2019, including the following:

●	The primary metric for the Annual Incentive Plan focused on earnings (Adjusted EBITDA, profit to growth ratio and free cash flow), and the Compensation Committee had discretion to adjust bonus pool funding and individual award payouts.

●	The principal long-term incentive program for executives is PSU awards that vest based on achievement of measurable financial three-year goals balanced by relative stock return performance. No stock options were used.

●	The Compensation Committee has discretion in extraordinary circumstances to reduce payout on PSU awards below the amount otherwise earned.

●	Pay leverage is reasonable and generally does not exceed 200% of target.

●	The Recoupment Policy, which applies to executive officers and other key executives, discourages excessive risk taking and manipulation of financial results.

●	Our stock ownership guidelines require executives to hold at least a portion of vested equity awards during employment, thus discouraging excessive risk taking.

●	Different metrics are used for annual and long-term incentive plans for executives, thus not placing too much emphasis on a single metric.

Executive Compensation Tables

2019 Summary Compensation Table

The following table shows compensation for our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Edward L. Doheny II	2019	1,171,562	—	7,772,975	—	28,000	8,972,537
President and CEO	2018	1,150,000	—	7,725,109	—	59,118	8,934,227
	2017	335,417	—	2,030,800	502,180	13,500	2,881,896
James M. Sullivan[4]	2019	338,542	500,000	500,004	345,184	28,000	1,711,730
Senior Vice President, CFO
Emile Z. Chammas	2019	635,479	—	1,131,989	656,300	28,000	2,451,768
Chief Manufacturing and Supply Chain	2018	595,852	—	992,778	501,711	24,750	2,115,092
Officer & Chief Transformation Officer	2017	563,581	—	941,709	589,098	24,300	2,118,688
Karl R. Deily	2019	663,522	—	1,200,343	696,005	37,409	2,597,279
Senior Vice President,	2018	590,690	—	984,147	497,364	32,350	2,104,551
Chief Commercial Officer	2017	560,452	—	1,071,817	437,996	24,300	2,094,564
Susan C. Edwards[5]	2019	412,594	—	531,341	345,015	31,200	1,320,150
Vice President,
Chief Human Resources Officer
Kenneth P. Chrisman[6]	2019	484,974	—	1,012,502	229,660	31,200	1,758,336
Former Senior Vice President,	2018	469,160	—	1,012,506	174,638	53,447	1,709,751
President, Product Care
William G. Stiehl[7]	2019	248,974	—	962,572	—	11,200	1,222,746
Former Senior Vice President, CFO	2018	431,979	125,000	388,600	379,050	32,016	1,356,645
	2017	336,548	—	304,464	192,523	24,300	857,835

1	The Stock Awards column shows the value of equity awards granted during the year indicated. The amounts do not correspond to the actual amounts that may be earned by the named executive officers. Equity awards granted during each year may include: (a) awards of restricted stock, or RSAs, and restricted stock units, or RSUs, under the 2014 Incentive Plan; (b) SLO awards under the Annual Incentive Plan; and (c) PSU awards granted under the 2014 Incentive Plan. RSA and RSU awards are valued at the grant date fair value computed in accordance with FASB ASC Topic 718. SLO awards are valued at the fair value at the service inception date based on the percentage of the target bonus to be paid as an SLO award, increased by the 25% premium, using (for 2018 and 2019) the average closing price of our common stock for the first 15 trading days of the calendar year, where the service inception date is the beginning of the calendar year. PSU awards are valued based on the grant date fair value on the date on which the PSU award was granted by the Compensation Committee. In valuing the SLO awards and PSU awards, we assumed the probable achievement of the target levels for the primary performance goals. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For the portion of PSU awards earned based on relative TSR, the grant date fair value is based on a Monte Carlo simulation that determines the likely payout of the award (which were $46.07 per share for the PSU granted on March 21, 2017; $43.40 per share for the PSU granted on February 13, 2018; and $59.15 and $57.34 per share for the PSUs granted on February 13, 2019 and February 14, 2019, respectively). For the new hire PSUs awarded to Mr. Doheny on September 18, 2017 in connection with his employment, the grant date fair value is $10.63 per share based on a Monte Carlo simulation. For additional assumptions made in valuing these awards and other information, see Note 21, “Stockholders’ Deficit,” of Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For the PSU awards granted in February 2019, the value of the awards as of the grant date, assuming that the highest level of performance conditions would be achieved (which is 200% of target for the 2018-2020 PSUs), is as follows:

Name	Maximum 2019-2021 PSU Award ($)
Mr. Doheny	8,400,170
Mr. Chammas	1,584,820
Mr. Deily	1,680,499
Ms. Edwards	743,912
Mr. Chrisman	1,120,445
Mr. Stiehl	1,347,625

2	The amounts in the Non-Equity Incentive Compensation column for 2019 reflect the cash portion of annual bonuses earned by the named executive officers for 2019. Mr. Doheny received an SLO award for the entirety of his annual bonus for 2019. Mr. Chrisman received an SLO award for a portion of his annual bonus for 2019. The values of the SLO award portion of annual bonuses at the service inception date is included in the Stock Awards column. For further discussion regarding annual bonus awards in 2019, see “—Compensation Discussion and Analysis—2019 Compensation Decisions and Results—Annual Incentive Compensation.”

3	The amounts shown in the All Other Compensation column for 2019 are attributable to the following:

Name	Company profit-sharing contribution* ($)	Company matching contributions* ($)	Other Perquisites** ($)	Total ($)
Edward L. Doheny II	16,800	11,200	—	28,000
James M. Sullivan	16,800	11,200	—	28,000
Emile Z. Chammas	16,800	11,200	—	28,000
Karl R. Deily	16,800	11,200	9,409	37,409
Susan C. Edwards	16,800	11,200	3,200	31,200
Kenneth P. Chrisman	16,800	11,200	3,200	31,200
William G. Stiehl	—	11,200	—	11,200

*	Made to the Sealed Air Corporation 401(k) and Profit-Sharing Plan.

**	The perquisites include the aggregate incremental cost to the company for certain executive physical benefits under our group health plan and, for Mr. Deily, spousal travel for certain business trips.

4	Mr. Sullivan began employment with the company in June 2019. Under his offer letter agreement entered into in June 2019, he received a $500,000 sign-on bonus and an initial stock award of RSUs valued at $500,000, vesting annually over three years.

5	Ms. Edwards first became a named executive officer for 2019, and therefore compensation for prior years is not reported.

6	Mr. Chrisman ceased to occupy an executive officer role in March 2019 and, as of the end of 2019, served as Senior Vice President, Global Commercial Operations and Equipment.

7	Mr. Stiehl’s employment with the company was terminated in June 2019.

Grants of Plan-Based Awards in 2019

The following table sets forth additional information concerning stock awards granted during 2019 under the 2014 Incentive Plan and the cash and SLO portions of the annual bonus targets for 2019 performance under our Annual Incentive Plan.

Name	Type of Award[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]	Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards, number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards[4] ($)
			Target ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Doheny	19PSU	2/14/2019		39,149	90,749	181,498		4,200,085
	19RSU	2/14/2019					42,756	1,804,731
	19SLO	1/2/2019			48,656			1,768,159
Mr. Sullivan	19 New Hire RSU	6/24/2019					12,028	500,004
	Cash	6/24/2019	255,125
Mr. Chammas	19PSU	2/13/2019		7,335	16,945	33,890		792,410
	19RSU	2/13/2019					8,045	339,579
	Cash	1/2/2019	485,070
Mr. Deily	19PSU	2/13/2019		7,778	17,968	35,936		840,249
	19RSU	2/13/2019					8,531	360,094
	Cash	1/2/2019	514,416
Ms. Edwards	19PSU	2/13/2019		3,443	7,954	15,908		371,956
	19RSU	2/13/2019					3,776	159,385
	Cash	1/2/2019	255,000
Mr. Chrisman	19PSU	2/13/2019		5,185	11,980	23,960		560,223
	19RSU	2/13/2019					5,688	240,090
	19SLO	1/2/2019			5,839			212,189
	Cash	1/2/2019	169,741
Mr. Stiehl	19PSU	2/13/2019		6,237	14,409	28,818		673,813
	19RSU	2/13/2019					6,841	288,759
	Cash	1/2/2019	412,500

1	Type of Award	Description
	Cash	Cash portion of 2019 annual bonus
	19SLO	SLO award portion of 2019 annual bonus
	19PSU	Three-year PSU award for the performance period beginning January 1, 2019
	19RSU	Time-vesting RSU award granted as part of 2019 long-term incentive awards
	19 New Hire RSU	Time-vesting RSU granted June 24, 2019 as initial equity award under offer letter agreement dated June 2019

2	This column shows the target awards established in early 2019 for the cash portion of 2019 annual bonuses for each of the named executive officers under our Annual Incentive Plan. While the overall funded bonus sub-pool applicable to the named executive officers has a 25% of target threshold level and a 200% of target maximum funding limit, individual bonus awards can vary as long as the total of all bonus awards is within the overall funded sub-pool. Actual payouts for 2019 are shown in the “Non-Equity Incentive Plan Compensation” column in “—2019 Summary Compensation Table.”

3	These columns show target awards established in early 2019 for the SLO portion of 2019 annual bonuses for each of the named executive officers under our Annual Incentive Plan, as well as the threshold, target and maximum awards for PSU awards granted in 2019 for each of the named executive officers under the 2014 Incentive Plan.

The threshold number of shares for 2019-2021 PSU awards is 25% of the target number of shares for the relative TSR portion plus 50% of the target number of shares for the Adjusted EBITDA margin and ROIC portions, and the maximum number of shares for such awards is 200% of the target number of shares. Shares, to the extent earned, will be issued in 2022 for the 2019-2021 PSU awards. See “—Compensation Discussion and Analysis—2019 Compensation Decisions and Result—Long-Term Incentive Compensation.”

4	This column shows the fair value on the grant date or service inception date of the equity awards shown in the table computed in accordance with FASB ASC Topic 718. The manner in which grant date fair value was determined for awards granted in 2019 is discussed in Note 1 under “—2019 Summary Compensation Table.” The amounts shown exclude the impact of estimated forfeitures.

Description of Annual and Long-Term Incentive Awards in the 2019 Summary Compensation Table and the Grants of Plan-Based Awards in 2019 Table

Annual Incentive Plan: Cash Bonuses and SLO Awards. Each of the named executive officers has a target bonus that is established by the Compensation Committee during the first quarter of the year. Also, certain of the named executive officers have the opportunity at a time determined by the Compensation Committee (generally prior to the start of the performance year) to designate a portion of his or her annual bonus to be received as a SLO award under the 2014 Incentive Plan. The portion to be denominated as SLO awards, in increments of 25% of the annual bonus, may be given a premium to be determined by the Compensation Committee each year. The stock price used to calculate the number of shares that can be earned is the average closing price for the first 15 trading days of the performance year, thereby reflecting stock price changes during the performance year in the value of the SLO award. Beginning in 2019, no new executive officers may make this election.

Once the amount of the annual bonus has been determined for each named executive officer following the end of the year, the cash portion is paid out shortly thereafter, and the SLO award is provided in the form of an award of RSUs under the 2014 Incentive Plan. These RSUs are granted on a date determined by the Compensation Committee, but no later than March 15 following the end of the performance year, and vest on the second anniversary of the RSU grant date. For example, the RSUs awarded for a 2019 SLO award are granted in early 2020 and vest in early 2022. For the “principal portion” of the award that would have otherwise been paid in cash, the SLO awards may vest earlier upon any termination of employment, other than for cause. For the “premium portion” of the award equal to the additional 25%, the award may vest earlier only in case of death, disability or retirement. Except as described above, if the recipient ceases to be employed by us prior to vesting, then the award is forfeited, except for certain circumstances following a change in control. SLO awards in the form of RSUs have no voting rights until shares are issued to them but do receive a cash payment in the amount of the dividends (without interest) on the shares they have earned at about the same time that shares are issued to them following vesting.

Retirement for the purpose of SLO awards and the PSU awards described below means (i) for PSU awards granted before 2018 and SLO awards through 2018 performance year, termination of employment after five or more years of employment and with years of employment plus age equal to 70 or more, and (ii) for PSU awards granted beginning in 2018 and SLO awards beginning for the 2019 performance year, termination of employment after at least age 55 with at least 10 years of employment, and in each case excluding termination for cause.

Performance Share Unit Awards. PSU awards, which were awarded under the 2014 Incentive Plan, generally provide for a three-year performance period with a targeted number of shares to be earned if performance during the period meets goals set by the Compensation Committee during the first 90 days of the period. If performance is below defined threshold levels, then no units will be earned, and if performance exceeds defined maximum levels, then a maximum number of units (above the target number) will be earned. PSU awards are not transferable by the recipient until the end of the performance period and certification by the Compensation Committee with respect to each performance measure used for the award. If a recipient terminates employment during the performance period due to death, disability or retirement, then the recipient (or his or her estate) will receive a pro rata payout following the end of the performance period based on the portion of the performance period during which the recipient was employed and based on the number of units that would have been earned by the recipient if he or she had remained employed for the entire performance period. If the recipient leaves employment during the performance period for any other reason, then the units are forfeited, except for certain circumstances following a change in control. At about the same time that shares are issued to recipients following the performance period, recipients also receive a cash payment in the amount of the dividends (without interest) that would have been paid during the performance period on the number of shares that they have earned. Holders of PSU awards have no voting rights as stockholders until shares of common stock are issued after the end of the performance period.

Restricted Stock Units. As part of the 2019 long-term incentive award, awards of RSUs vest in equal installments annually over three years. RSU awards may vest earlier in the event of the recipient’s death or disability. If a recipient terminates employment prior to vesting, then the award of RSUs is forfeited, except for certain circumstances following a change in control. Within 90 days following the date of termination, the Compensation Committee can waive the forfeiture of all or a portion of an award. During the vesting period, holders of unvested RSUs have no voting rights. We do not pay dividends on unvested RSUs. Instead following vesting, holders receive a cash payment in the amount of dividends (without interest) that would have been paid during the vesting period.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table shows, as of December 31, 2019, outstanding and unvested stock awards under the 2014 Incentive Plan for the named executive officers. Mr. Stiehl did not have any outstanding awards as a result of his termination of employment in June 2019. All market or payout values in the table shown for stock awards are based on the closing price of common stock on December 31, 2019 of $39.83 per share.

		Stock Awards
Name	Type of Awards[1]	Number of Shares or Units of Common Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Common Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Mr. Doheny	17 New Hire PSU			70,000	2,788,100
	17 New Hire RSU	30,000	1,194,900
	18RSA	28,764	1,145,670
	19RSU	42,756	1,702,971
	18PSU			99,348	3,957,031
	19PSU			90,749	3,614,533
	18SLO	38,103	1,517,642
Mr. Sullivan	19 New Hire RSU	12,028	479,075
Mr. Chammas	18PSU			16,438	654,726
	19PSU			16,945	674,919
	18RSA	4,760	189,591
	19RSU	8,045	320,432
Mr. Deily	18PSU			16,295	649,030
	19PSU			17,968	715,665
	18RSA	4,718	187,918
	19RSU	8,531	339,790
	17SLO	3,925	156,333
Ms. Edwards	18PSU			6,217	247,623
	19PSU			7,954	316,808
	17RSA	1,047	41,702
	18RSA	1,800	71,694
	19RSU	3,776	150,398
	18SLO	1,944	77,430
Mr. Chrisman	18PSU			13,251	527,787
	19PSU			11,980	477,163
	17RSA	12,000	477,960
	18RSA	3,837	152,828
	19RSU	5,688	226,553
	17SLO	4,518	179,952
	18SLO	4,453	177,363

1	Type of Award	Description
	17SLO	SLO award portion of 2017 annual bonus
	18SLO	SLO award portion of 2018 annual bonus
	18PSU	Three-year PSU award for the performance period beginning January 1, 2018
	19PSU	Three-year PSU award for the performance period beginning January 1, 2019
	17RSA	Time-vesting restricted stock award granted February 2017 for Ms. Edwards and October 2017 for Mr. Chrisman, and scheduled to vest in February 2020 and October 2020, respectively
	18RSA	Time-vesting restricted stock award granted February 13, 2018 and vesting in equal annual installments over three years
	19 New Hire RSU	Time-vesting RSU award granted June 24, 2019 as an inducement to sign an offer letter agreement, scheduled to vest on December 31, 2020
	17 New Hire PSU	Performance-vesting restricted stock unit award granted in September 2017 as an inducement to sign an offer letter agreement, scheduled to vest on December 31, 2020 subject to stock price and TSR performance conditions
	17 New Hire RSU	Time-vesting restricted stock unit award granted in September 2017 as an inducement to sign an offer letter agreement, scheduled to vest on December 31, 2020

2	The amounts shown in this column for 17SLO awards are the actual numbers of restricted stock units earned by each named executive officer under the stock leverage opportunity feature of the Annual Incentive Plan for 2017. The 17SLO awards were made in the form of awards of restricted stock units that vested on March 14, 2020. The amounts shown in this column for 18SLO awards are the actual numbers of restricted stock units earned by each named executive officer under the stock leverage opportunity feature of the Annual Incentive Plan for 2018. The 18SLO awards were made in the form of awards of restricted stock units that vest in March 2021, or earlier (a) upon termination of employment, other than for cause, with respect to the “principal portion” or (b) in case of death, disability or retirement with respect to the “premium portion.” As of December 31, 2019, Mr. Deily and Mr. Chrisman are retirement eligible for purposes of SLO and PSU awards.

3	The market or payout values shown in this column are based on the closing price of common stock on December 31, 2019 of $39.83 per share as reported on the NYSE.

4	The amounts shown in this column for 18PSU and 19PSU awards represent 100% of the target number of shares based on performance through December 31, 2019. The PSUs are not settled until after the end of the performance period when performance results are certified by the Compensation Committee, usually at the regularly scheduled meeting in February, which generally approximates three years after the original grant date.

Stock Vested in 2019

The following table shows the number of shares vested for stock awards for the named executive officers during 2019, as well as the value of the shares realized upon vesting.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Doheny	14,381	607,022
Mr. Sullivan	–	–
Mr. Chammas	21,124	847,031
Mr. Deily	21,197	849,891
Ms. Edwards	11,262	467,139
Mr. Chrisman	16,762	685,999
Mr. Stiehl	1,328	57,549

The value realized represents the gross number of shares or units that vested, multiplied by the closing market value of our common stock on the applicable vesting date, and includes any amounts that were withheld for applicable taxes. Certain of the awards that vested during 2019 may be paid during 2020, when performance results were certified or as the result of certain payment delays required by U.S. tax laws.

Pension Benefits in 2019

Mr. Deily participates in the Sealed Air Corporation Restoration Plan for Cryovac Employees, a component plan of the Sealed Air Combined Pension Plan and a tax-qualified defined benefit plan that covers the employees of our Cryovac operations who participated in a defined benefit plan maintained by a prior employer immediately prior to March 31, 1998.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Mr. Deily	Restoration Plan for Cryovac Employees	34.0833	0	0

The Restoration Plan for Cryovac Employees provides a retirement benefit that is based on the amount by which the benefit assuming the participant had remained in the prior employer’s defined benefit plan until retirement exceeds assumed profit-sharing benefits under our 401(k) and Profit-Sharing Plan plus the accrued benefit as of March 31, 1998 under the prior employer’s plan. This calculation resulted in an accumulated benefit for Mr. Deily of $0 at December 31, 2019.

The number of years of credited service at December 31, 2019 includes service with the prior employer of 15.3 years for Mr. Deily. The present value of the accumulated benefit at December 31, 2019 is calculated assuming a retirement age of 65. The Restoration Plan for Cryovac Employees provides for normal retirement at age 65 and early retirement at age 55. Benefits are generally paid as a single life annuity, but benefits may be paid in other forms, including joint and survivor annuities.

The normal retirement benefit is a monthly amount equal to the excess of (a) the sum of 1% of the average of the annual compensation for the highest five consecutive 12-month periods during the last 15 years of service (the final average compensation) plus 0.4 of 1% of the final average compensation in excess of the average Social Security wage bases during the 35 years ending with the year in which the participant attains Social Security retirement age, multiplied by the years of credited service, over (b) the accrued monthly benefit as of March 31, 1998 under the defined benefit plan maintained by the prior employer plus the participant’s assumed accrued profit sharing benefit under our 401(k) and Profit-Sharing Plan. The early retirement benefit is calculated in a similar manner after applying actuarial equivalent factors to the calculation described in (a) of the preceding sentence and based on the early retirement factors in effect on March 31, 1998 under the defined benefit plan maintained by the prior employer. The participant’s assumed accrued profit-sharing benefit under our 401(k) and Profit-Sharing Plan is determined by crediting 10% annual interest prior to 2003 and 8.5% annual interest beginning in 2003 to our profit-sharing contributions to the 401(k) and Profit-Sharing Plan each year from the date of contribution to the date of determination, summing all of these adjusted contributions, and converting the result to an annual benefit payable for the life of the participant. The Restoration Plan for Cryovac Employees also provides a pre-

retirement death benefit in the amount of 75% of the normal retirement benefit under a 75% joint and survivor annuity that would commence on the participant’s 65th birthday.

The Restoration Plan for Cryovac Employees was amended to freeze benefit accruals as of December 31, 2016, and as a result, no additional benefits will be accrued under the Restoration Plan for Cryovac Employees after 2016.

Nonqualified Deferred Compensation in 2019

Messrs. Deily, Chrisman, and Stiehl participate in the Sealed Air Corporation Deferred Compensation Plan for Key Employees, an unfunded nonqualified deferred compensation plan designed to provide selected employees the opportunity to defer the payment of a portion of base salary and certain cash annual incentive compensation.

Name	Executive contributions in 2019[1] ($)	Company contributions in 2019 ($)	Aggregate earnings in 2019[2] ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 31, 2019 ($)
Mr. Deily	135,953	0	18,455	0	661,934
Mr. Chrisman	121,244	0	16,712	0	556,942
Mr. Stiehl	36,967	0	9,384	0	286,603
1	These amounts were included in “—2019 Summary Compensation Table” in the “Salary” column for 2019 for Mr. Chrisman and Mr. Stiehl, and $66,352 in the “Salary” column and $69,601 in the “Non-Equity Incentive Plan Compensation” column for 2019 for Mr. Deily.

2	This amount is not included in “—2019 Summary Compensation Table” because earnings were not preferential or above market.

Each year the Deferred Compensation Plan for Key Employees permits participating employees to elect to defer (a) up to 50% of base salary for the year and (b) up to 100% of the cash annual incentive award for the year payable under our Annual Incentive Plan. Our Deferred Compensation Plan for Key Employees permits discretionary contributions by us. Participant account balances are credited with interest as determined by the Compensation Committee, which has determined that accounts will be adjusted monthly based on the Moody’s Seasoned Aaa Corporate Bond Yield for that month.

A participant’s account will be distributed based on the participant’s payment election made at the time of deferral. A participant can elect to have deferrals credited to a “retirement account” to be paid in a lump sum or installments (over 5, 10 or 15 years) commencing the seventh month after termination of employment or at a later age or date selected by the participant. Alternatively, a participant can have up to two “in-service accounts” that will be payable in a lump sum or 5 annual installments on a date specified by the participant (or earlier upon a termination of employment).

Payments Upon Termination or Change in Control

We do not have any severance programs or agreements covering any of our named executive officers, except for the arrangements described below and benefits generally available to salaried employees, also noted below. We also have no programs or agreements providing any payments or benefits to our named executive officers in connection with a change in control, except as part of our equity compensation awards and Executive Severance Plan as discussed in more detail below. The following describes arrangements that address cash payments or other benefits to certain of our named executive officers following termination of employment:

●	Doheny Offer Letter Agreement. Mr. Doheny’s offer letter agreement includes severance protection if Mr. Doheny’s employment is terminated by us without “cause” or by Mr. Doheny for “good reason” (as those terms are defined in the offer letter agreement). If the termination of employment occurs other than within 24 months after a change in control, the cash severance equals two times the sum of his annual salary and target annual bonus. If the termination of employment occurs on or within 24 months after a change in control, the cash severance equals three times the sum of his annual salary and target annual bonus. Payments for a pro rata bonus and premiums for certain health benefits may also apply. The offer letter agreement does not provide for any tax gross-ups for excise taxes for payments in connection with a change in control, and instead provides for a “best net” cutback consistent with our standard practice for other senior executives. Payment of severance is conditioned on Mr. Doheny providing us with a release of claims and complying with applicable covenants. Upon a termination without cause or with good reason on December 31, 2019, Mr. Doheny would have received the amount of severance benefits shown in the table below.

●

Sullivan Offer Letter Agreement. Mr. Sullivan’s offer letter agreement includes certain special equity vesting in lieu of cash severance benefits under the Executive Severance Plan or otherwise. These special equity vesting provisions are described in more detail below in the discussion regarding treatment of equity awards upon termination of employment. Accordingly, upon a termination for any reason on December 31, 2019, Mr. Sullivan would not have received any cash severance payments.

●	Executive Severance Plan. Our Executive Severance Plan provides severance benefits upon a qualifying termination of employment to selected employees as designated by the Compensation Committee. Each of the named executive officers (other than Mr. Doheny and Mr. Sullivan) has been designated a participant in the Executive Severance Plan. Severance benefits are triggered under the Executive Severance Plan upon a termination of employment (other than by reason of death or disability) by us without “cause” or by the employee for “good reason” (as those terms are defined in the Executive Severance Plan). Severance benefits equal (a) one year of base salary and target annual bonus (payable over 12 months) and (b) continued health and welfare benefits for a period of 12 months.

If a termination without cause or for good reason occurs upon or within two years after a change in control, the employee is instead entitled to receive (a) a lump sum payment equal to two years of the sum of base salary plus target annual bonus, (b) continued health and welfare benefits for up to 18 months, and (c) accelerated vesting of all outstanding equity compensation awards. For this purpose, and consistent with the current provisions of our stockholder-approved 2014 Incentive Plan, accelerated vesting of any performance-based equity awards is based on assumed achievement of performance goals at the greater of target performance or actual performance measured through the last quarter preceding the change in control. Additional details on treatment of equity awards upon termination of employment or following a change in control can be found below.

Severance benefits are conditioned upon an employee giving us a general release of claims at the time of separation. Benefits are also conditioned upon an employee’s compliance with certain restrictive covenants regarding non-disparagement, confidentiality, and non-competition (in addition to any other restrictive covenants to which an employee may be subject). No tax gross-ups are provided to any participant under the Plan in case of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code as a result of payments under the Executive Severance Plan in connection with a change in control. If an employee covered by the Plan is also entitled to severance under an existing agreement with us, the terms of the individual severance agreement will control instead of the Plan.

The following table shows the total amount that would have been payable to the named executive officers under the Executive Severance Plan, or, for Mr. Doheny, under his offer letter agreement, in case of a qualifying termination on December 31, 2019. As described above, Mr. Sullivan is not eligible for cash severance benefits under his offer letter agreement, but receives special equity vesting in certain cases, which is illustrated in the equity vesting table later in this section. Mr. Stiehl did not receive any severance benefits in connection with his termination of employment during 2019.

Name	Termination without Cause or With Good Reason—No Change in Control[1] ($)	Termination without Cause or With Good Reason—Within 2 Years After a Change in Control[2] ($)
Mr. Doheny	5,220,940	7,814,190
Mr. Sullivan	–	–
Mr. Chammas	1,143,135	2,280,617
Mr. Deily	1,211,604	2,417,558
Ms. Edwards	691,034	1,376,551
Mr. Chrisman[3]	835,622	1,665,662
1	This column includes cash severance and estimated value of continued benefits for the applicable severance period.

2	This column includes lump sum payments equal to two times of the sum of annual salary and target annual bonus, plus the estimated value of continued benefits for 18 months, except that for Mr. Doheny it includes (a) three times the sum of his annual salary and target annual bonus and (b) two times the cost of certain benefits. The column excludes the value of any accelerated vesting of equity compensation awards (see following table).

3	As of December 31, 2019, Mr. Chrisman was no longer covered by the Executive Severance Plan but was eligible for the same level of severance benefits under Sealed Air’s non-executive severance compensation program.

Our incentive award programs include provisions addressing the extent to which the award becomes vested and payable or is forfeited upon termination of employment. The following briefly describes the key features of these provisions. See also “—Description of Annual and Long-Term Incentive Awards in the 2019 Summary Compensation Table and the Grants of Plan-Based Awards in 2019 Table” for more details.

●

Annual Bonus Awards. Under our Annual Incentive Plan, employees must remain employed through the applicable payment date in order to be entitled to receive an annual bonus for a year; otherwise, payment of the annual bonus is at our discretion. Bonuses are paid during the month of March for the prior year, so termination of the named executive officers as of the end of 2019 would have meant that they were not entitled to receive a cash bonus or SLO award based on 2019 performance. For a termination of employment before the bonus payment date, the payment of an annual bonus is discretionary depending on the circumstances. Under his offer letter agreement, however, Mr. Doheny will receive a pro rata annual bonus in case of a termination without cause or for good reason. The annual bonus paid (as cash and/or SLO award) under the Annual Incentive Plan to each named executive officer for 2019 was as follows: Mr. Doheny, $1,913,819; Mr. Sullivan, $345,184; Mr. Chammas, $656,300; Mr. Deily, $696,005; Ms. Edwards, $345,015; and Mr. Chrisman, $459,319. These amounts may not represent the amounts that would have been awarded if the named executive officers had terminated employment at the end of 2019 for any of the reasons noted above.

●	Restricted Stock and Restricted Stock Units. These awards will vest in full in case of death or disability before the scheduled vesting date and will generally forfeit for any other termination of employment before the scheduled vesting date with six exceptions. First, SLO awards that have been awarded as RSUs after the end of the performance year will vest in full upon retirement. Second, RSAs and RSUs will vest upon a termination of employment by us without cause or by the executive with good reason that occurs within two years after a change in control. Third, for SLO awards, the “principal portion” that would have otherwise been paid in cash vests in full upon any termination other than a termination for cause. Fourth, Mr. Doheny’s offer letter agreement provides for prorated vesting of his new hire RSUs if he has been terminated without cause or terminates with good reason on or before December 31, 2020. Fifth, Mr. Sullivan’s offer letter agreement includes certain special vesting provisions in lieu of cash severance benefits, as described further below. Sixth, within 90 days following the date of termination, the Compensation Committee can waive the forfeiture of RSAs or RSUs.

●	Performance Share Units. Termination of employment before the end of the performance period generally results in the forfeiture of any outstanding PSU awards with three exceptions. First, in case of death, disability or retirement before the end of the performance period, a pro rata number of the PSUs will become payable after the end of the performance period, based on the actual performance results for the performance period. Second, in case of a change in control followed within two years by a termination of employment without cause or by the executive with good reason (a “qualifying termination” for purposes of the table below), per the Executive Severance Plan, the PSUs will become payable as of the date of termination based on target performance (or actual performance through the quarter prior to the change in control, if greater). Third, Mr. Doheny’s offer letter agreement provides for prorated vesting of his new hire PSUs (subject to actual performance results) if he has been terminated without cause or terminates with good reason on or before December 31, 2020. Fourth, Mr. Sullivan’s offer letter agreement includes certain special vesting provisions in lieu of cash severance benefits, as described further below.

Mr. Sullivan’s offer letter agreement includes certain special equity vesting in lieu of cash severance benefits under the Executive Severance Plan or otherwise. These special equity vesting provisions are triggered if Mr. Sullivan’s employment is terminated by us without “cause” or by Mr. Sullivan for “good reason” (as those terms are defined in the offer letter agreement), or upon completion of the term of that agreement on December 31, 2020. If those special equity vesting provisions are triggered, all of Mr. Sullivan’s outstanding equity awards will fully vest, with any outstanding PSUs vesting at the “target” level of performance. We may condition vesting of the awards on Mr. Sullivan providing us with a release of claims and complying with applicable covenants.

The following table shows the amounts that would have been payable to the named executive officers under these equity award programs for a termination of employment as of December 31, 2019, based on the closing price of our common stock of $39.83 as of December 31, 2019. All awards remain subject to the Recoupment Policy (discussed in “—Compensation Discussion and Analysis” above).

Name	Type of Award	Death or Disability ($)	Involuntary for Cause ($)	Involuntary (all others)[1] ($)	Voluntary ($)	CIC Only ($)	CIC + qualifying termination[2] ($)
Mr. Doheny	17 New Hire RSU[3]	1,194,900	—	830,456	—	—	1,194,900
	17 New Hire PSU[3]	1,937,730	—	1,937,730	—	—	2,788,100
	PSU[4]	3,842,865	—	—	—	—	7,571,564
	RSA/RSU[5]	2,848,642	—	—	—	—	2,848,642
	SLO[6]	1,517,642	—	1,214,138	1,214,138	—	1,517,642
Mr. Sullivan	RSA/RSU[5]	479,075	—	479,075	—	—	479,075
Mr. Chammas	PSU[4]	661,457	—	—	—	—	1,329,645
	RSA/RSU[5]	510,023	—	—	—	—	510,023
Mr. Deily	PSU[4]	671,242	—	671,242	671,242	—	1,364,695
	RSA/RSU[5]	527,708	—	—	—	—	527,708
	SLO[6]	156,333	—	156,333	156,333	—	156,333
Ms. Edwards	PSU[4]	270,685	—	—	—	—	564,431
	RSA/RSU[5]	263,794	—	—	—	—	263,794
	SLO[6]	77,430	—	61,936	61,936	—	77,430
Mr. Chrisman	PSU[4]	510,912	—	510,912	510,912	—	1,004,951
	RSA/RSU[5]	857,341	—	—	—	—	857,341
	SLO[6]	357,315	—	357,315	357,315	—	357,315

1	For Mr. Doheny and Mr. Sullivan, amounts in this column also include amounts resulting from a termination of employment by Mr. Doheny or Mr. Sullivan for good reason.

2	The column consists of amounts that would have been paid to the named executive officers if a change in control had occurred within the two-year period ending December 31, 2019 and a qualifying termination of employment had occurred at the end of 2019.

3	These rows consist of amounts that would have been paid to Mr. Doheny in connection with the 2017 New Hire PSU (assuming the performance conditions were met) and 2017 New Hire RSU. As noted above, Mr. Doheny’s offer letter agreement provides for prorated vesting of his new hire awards (subject to actual performance results for the 2017 New Hire PSUs) if he has been terminated without cause or terminates with good reason on or before December 31, 2020.

4	These rows consist of amounts that would have been paid in connection with 2018 and 2019 three-year PSU awards. For the scenarios other than “CIC + qualifying termination,” the PSUs are included assuming target performance. In the case of “CIC + qualifying termination,” per the terms of the Executive Severance Plan under which each of the named executive officers participates (other than Mr. Sullivan), the amounts represent the full value of the awards based on target performance and are not prorated. In certain cases, vesting may be conditioned on the named executive officer first providing us with a release of claims. Because Mr. Deily and Mr. Chrisman were each retirement eligible as of December 31, 2019, the amounts above under “Involuntary (all others)” and “Voluntary” represent the prorated values of those PSU awards.

5	These rows consist of time-vesting restricted stock awards granted as part of 2018 long-term incentive awards, a time-vesting new hire restricted stock unit award granted to Mr. Sullivan on June 24, 2019, and a time-vesting restricted stock award granted to Mr. Chrisman on October 4, 2017.

6	This row consists of amounts that would have been paid to Mr. Doheny, Mr. Chrisman, Mr. Deily and Ms. Edwards in connection with outstanding SLO awards. The amounts above under “Involuntary (all others)” and “Voluntary” represent the “principal portion” of the awards, except for Mr. Chrisman and Mr. Deily, who were retirement eligible as of December 31, 2019, and as a result the amounts shown represent the full value of their SLO awards.

The benefits described or referenced above are in addition to benefits available generally to salaried employees upon termination of employment, such as, for employees in the United States, distributions under our 401(k) and Profit-Sharing Plan, non-subsidized retiree medical benefits, disability benefits and accrued vacation pay (if applicable).

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following estimate of the relationship of the annual total compensation of our employees and the annual total compensation of Edward L. Doheny II, our President and CEO as of the end of 2019, our last completed fiscal year.

For 2019, the median of the annual total compensation of all our employees, other than our CEO, was $55,804, and the annual total compensation of our CEO, as reported in “Executive Compensation—2019 Summary Compensation Table” (and adjusted as noted below), was $8,989,757.

Based on this information, we reasonably estimate that for 2019 our CEO’s annual total compensation was approximately 161 times that of the median of the annual total compensation of all our employees.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

●	We determined that, as of December 31, 2019, our employee population consisted of approximately 16,500 individuals. This population consisted of our full-time, part-time and temporary employees employed with us as of the determination date.

●	To identify the “median employee” from our employee population, we used total annual salary (including base wages for hourly employees) that each employee was paid for 2019 before any taxes, deductions, insurance, premiums and other payroll withholding, plus any 2019 target bonus amount. Salaries in foreign currency were translated into USD at the full year (statement of operations) exchange rates. We excluded 136 employees who had a salary or pay rate of $0 in the compensation data, representing less than 1% of the total employee population. We then identified three individuals, all within $10 of one another based on this consistently applied compensation measure, and selected as the median employee the individual with our standard benefits. We did not use any statistical sampling techniques.

●	For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, except that we also included the estimated value of certain broad-based group health and life benefits, resulting in annual total compensation of $55,804.

●	For the annual total compensation of our CEO, we used the amount reported in the “Total” column in “Executive Compensation—2019 Summary Compensation Table.” However, to maintain consistency between the annual total compensation of our CEO and the median employee, we also added the estimated value of certain broad-based group health and life benefits for our CEO to the amount reported in that table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to shares of common stock that may be issued under our 2014 Incentive Plan, the only equity compensation plan that was effective in 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by stockholders	1,747,641	[1]	—	3,518,211	[2]
Equity compensation plans not approved by stockholders	—		—	—
Totals	1,747,641		—	3,518,211
1	Includes the following as of December 31, 2019:

●	216,581 performance share units awarded under the 2017 three-year PSU award. This number reflects an assumption that such awards are paid out based upon the achievement level equal to 90% of the target, as certified by the Organization and Compensation Committee in February 2020.

●	57,096 performance share units awarded under the 2018 three-year PSU award. This number reflects an assumption that such awards are paid out based upon an achievement level below the target, based on current projected performance conditions, resulting in an award equal to 37% of the target.

●	186,621 performance share units awarded under the 2019 three-year PSU award. This number reflects an assumption that such awards are paid out based upon an achievement level below the target, based on current projected performance conditions, resulting in an award equal to 75% of the target.

●	70,000 performance share units awarded to Mr. Doheny as a new hire equity award based on company performance.

●	1,115,944 unvested restricted stock units.

●	101,399 deferred stock units held by non-employee directors.

2	Comprised of 4,048,509 shares available as of December 31, 2019 for awards under the 2014 Incentive Plan (as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019) plus the 1,115,944 unvested restricted stock units and the 101,399 deferred stock units held by non-employee directors, and less the number of shares reported under column (a) in the table above.

There is no exercise price for shares or units awarded under the 2014 Incentive Plan. There was no exercise price for deferred stock units credited to the accounts of non-employee directors in 2019.

Proposal 2. Ratification of Appointment of Independent Auditor for 2020

In light of the receipt by Sealed Air of a subpoena from the SEC in May 2019, for documents and information relating to the process by which Sealed Air selected its independent audit firm for the period beginning with fiscal 2015, and relating to the independence of that firm, and the Audit Committee’s dissatisfaction with information it learned about the process by which such firm was selected as its auditor, on August 7, 2019, the Audit Committee dismissed Ernst & Young LLP (“EY”) as its independent registered public accounting firm and approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for 2019, effective immediately. A representative of EY is not expected to be present at the Annual Meeting.

EY’s audit reports on Sealed Air’s consolidated financial statements for its fiscal years ended December 31, 2018 and December 31, 2017 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period from January 1, 2019 through June 30, 2019, there were (1) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between Sealed Air and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreements in connection with its reports on Sealed Air’s consolidated financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In considering the appointment of a new auditor, Sealed Air identified firms that it believed were qualified to serve as auditor for a company with the size and complexity of Sealed Air Corporation. In each case Sealed Air identified issues that might impact the independence of the qualified firm. The Audit Committee considered these issues carefully in choosing PwC as its new auditor.

As part of the engagement process and as previously disclosed, Sealed Air and PwC identified certain non-audit services (the “services”) that PwC or another firm in PwC’s global network of firms had performed for Sealed Air that are not permitted under the SEC’s auditor independence rules. The Audit Committee and PwC discussed the services, which were at the time of PwC’s engagement no longer being performed, and concluded that the provision of the services will not affect PwC’s objectivity or its impartiality and will not impair its ability to serve as Sealed Air’s independent registered public accounting firm. In reaching this conclusion, the Audit Committee and PwC noted that, among other things, (i) the services were entered into with entities at a time when PwC had no independence restrictions; (ii) the services were performed by persons who were not, and will not be, part of the audit engagement team; (iii) certain of the services were performed for immaterial subsidiaries of Sealed Air; and (iv) PwC’s fees associated with the services in 2019 are immaterial to both PwC and Sealed Air. The fees paid to PwC and firms in PwC’s global network of firms for these services were approximately $223,000 in 2019. PwC and the other firms in the global network of firms ceased providing these services to Sealed Air and its subsidiaries prior to PwC begin engaged as Sealed Air’s auditor. In selecting PwC, the Audit Committee determined that PwC is well qualified to serve as Sealed Air’s auditor because of its experience with large global companies, including large accelerated filers and other multinational issuers, and PwC’s extensive resources and qualifications, including the strength of its national office and its thought leadership regarding complex accounting issues.

During Sealed Air’s fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period from January 1, 2019 through June 30, 2019, neither Sealed Air nor anyone acting on Sealed Air’s behalf has consulted with PwC regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Sealed Air’s consolidated financial statements, and neither a written report nor oral advice was provided to Sealed Air that PwC concluded was an important factor considered by Sealed Air in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee has approved the retention of PwC, an independent registered public accounting firm, as our independent auditor to examine and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2020. The Audit Committee considers PwC to be well qualified. In the absence of contrary specification, the Proxy Committee will vote proxies received in response to this solicitation in favor of ratification of the appointment. Even if the proposal is approved, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm to serve as independent auditor at any time during the year. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2020.

Proposal 3. Approval of Executive Compensation on Advisory Basis

Our stockholders have the opportunity at the Annual Meeting to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. At our 2017 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of the Board of Directors, our stockholders indicated by advisory vote their preference to hold a “say-on-pay” vote annually. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board elected to hold a stockholder “say-on-pay” vote annually.

Our compensation program is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit us and our stockholders and to create an alignment of interests between our executives and our stockholders. This approach has resulted in our ability to motivate our existing executives and to attract new executives with the skills and attributes that we need. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Sealed Air Corporation approve the compensation paid to Sealed Air Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and therefore not binding on Sealed Air, the Compensation Committee or the Board of Directors. However, the Board and its Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Principal Independent Auditor Fees

The following table sets forth the aggregate fees billed to us by PwC for professional services rendered for the fiscal year ended December 31, 2019:

2019
Audit Fees[1]	$8,991,000
Audit-Related Fees	—
Tax Fees[2]	4,591,000
All Other Fees[3]	88,000
Total Fees	$13,670,000
1	Includes services relating to the audit of the annual consolidated financial statements, audit of the effectiveness of internal control over financial reporting, review of quarterly consolidated financial statements, statutory audits, comfort letters, and review of documentation for securities offerings.

2	Includes services for global tax compliance and special tax projects.

3	Includes primarily services for payroll and administration matters for a foreign subsidiary and preparation of sub-consolidation workpapers for Chinese subsidiaries, all of which services ceased prior to PwC’s being engaged as Sealed Air’s independent auditor.

The following table sets forth the aggregate fees billed to us by EY for professional services rendered for the fiscal year ended December 31, 2018:

2018
Audit Fees[1]	$7,151,000
Audit-Related Fees[2]	405,000
Tax Fees[3]	2,155,000
All Other Fees	—
Total Fees	$9,711,000
1	Includes services relating to the audit of the annual consolidated financial statements, audit of the effectiveness of internal control over financial reporting, review of quarterly consolidated financial statements, statutory audits, comfort letters, and consents and review of documentation filed with SEC-registered and other securities offerings.

2	Includes services for assistance with general accounting matters, work performed on acquisitions and divestitures, employee benefit plan audits and assistance with statutory audit matters.

3	Includes services for global tax compliance and special tax projects.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the Audit Committee or a member of the Audit Committee to pre-approve all engagements with our independent auditor. These services include audit services, audit-related services and tax services. Each year, the Audit Committee must approve the independent auditor’s retention to audit our financial statements, subject to ratification by the stockholders. The Audit Committee also approves the estimated fees associated with the audit before the audit begins. The Audit Committee or a member of the Audit Committee also pre-approves any engagement of an auditing firm other than the independent auditor to perform a statutory audit for any of our subsidiaries. The Audit Committee or its chair pre-approved all audit, audit-related, tax and other services provided during 2019.

Report of Audit Committee

The Audit Committee of the Board of Directors consists entirely of members who meet the independence requirements of the listing standards of the New York Stock Exchange (NYSE), the rules and regulations of the SEC and the Standards for Director Independence of Sealed Air Corporation (Sealed Air), as determined by the Board of Directors, or the Board. The Board also determined that all Audit Committee members are financially literate in accordance with NYSE listing standards and Messrs. Keizer and Duff qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for providing independent, objective oversight of the financial reporting processes and internal controls of Sealed Air. The Audit Committee is also responsible for the appointment, compensation, retention and oversight of Sealed Air’s independent registered public accounting firm, including the selection of the firm’s lead engagement partner. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is available on Sealed Air’s website at www.sealedair.com.

Management is responsible for Sealed Air’s system of internal control and financial reporting processes, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles and for the annual report on Sealed Air’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Sealed Air’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and for issuing a report on the financial statements and the effectiveness of Sealed Air’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. Audit Committee members do not serve as professional accountants or auditors for Sealed Air, and their functions are not intended to duplicate or certify the activities of Sealed Air’s management or independent registered public accounting firm.

Consistent with its monitoring and oversight responsibilities, the Audit Committee met with management and PricewaterhouseCoopers LLP, or PwC, the independent registered public accounting firm of Sealed Air, to review and discuss the December 31, 2019 audited consolidated financial statements. Management represented that Sealed Air had prepared the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with PwC the matters required by the PCAOB in accordance with Auditing Standard No. 1301, “Communications with Audit Committees.”

The Audit Committee received from PwC the written communication that is required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also considered whether PwC’s provision of non-audit services and the audit and non-audit fees paid to PwC were compatible with maintaining that firm’s independence. On the basis of these reviews, the Audit Committee determined that PwC has the requisite independence.

Management completed the documentation, testing and evaluation of Sealed Air’s system of internal control over financial reporting as of December 31, 2019 as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee received periodic updates from management and PwC at Audit Committee meetings throughout the year and provided oversight of the process. Prior to filing Sealed Air’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the Form 10-K, with the SEC, the Audit Committee also reviewed management’s report on the effectiveness of Sealed Air’s internal control over financial reporting contained in the Form 10-K, as well as the Report of Independent Registered Public Accounting Firm provided by PwC and also included in the Form 10-K. PwC’s report included in the Form 10-K related to its audit of Sealed Air’s consolidated financial statements and the effectiveness of Sealed Air’s internal control over financial reporting.

Based upon the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the information provided by, and the representations of, management and PwC, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2019 be included in Sealed Air’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee selected PwC as Sealed Air’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and recommended that the selection be submitted for ratification by the stockholders of Sealed Air.

Audit Committee

Henry R. Keizer, Chair

Françoise Colpron

Patrick Duff

Neil Lustig

Stockholder Proposals for 2021 Annual Meeting

In order for stockholder proposals for the 2020 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals at our corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, directed to the attention of the Corporate Secretary, no later than December 10, 2020. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

Our Bylaws set forth the procedures you must follow in order to nominate a director for election or present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, for business to be properly brought before the 2021 Annual Meeting by a stockholder, the stockholder must have given us timely notice thereof in proper written form, including all required information, at our corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, directed to the attention of the Corporate Secretary, between January 21, 2021 and February 20, 2021. We have posted a copy of our Amended and Restated Bylaws on our website at https://ir.sealedair.com/corporate-governance/highlights.

Delivery of Documents to Security Holders Sharing an Address

SEC rules permit us to deliver a single copy of our 2019 Annual Report to Stockholders and this Proxy Statement, or one Notice of Internet Availability of Proxy Materials, to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the security holders. This delivery method, which is known as “householding,” can reduce our expenses for printing and mailing. Any stockholder of record at a shared address to which a single copy of the documents was delivered may request a separate copy of the 2019 Annual Report to Stockholders and this Proxy Statement, or a separate Notice of Internet Availability of Proxy Materials, as applicable, by (a) calling Shareholder Services at 1-704-503-8841, (b) sending a letter to us at Shareholder Services, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, or (c) sending us an e-mail at investor.relations@sealedair.com. Stockholders of record who wish to receive separate copies of these documents in the future may also contact us as stated above. Stockholders of record who share an address and are receiving multiple copies of our annual reports to stockholders and Proxy Statements, or of our Notices of Internet Availability of Proxy Materials, may contact us as stated above to request delivery of a single copy of such documents. Stockholders who hold their shares in “street name” and who wish to obtain copies of these proxy materials should follow the instructions on their voting instruction forms or contact the holders of record.

Other Matters

We will pay all expenses of preparing, printing and mailing, and making available over the Internet, these proxy materials, as well as all other expenses of soliciting proxies for the Annual Meeting on behalf of the Board of Directors. Georgeson LLC will solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission and will request brokerage houses, banks, and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by these persons. We will pay a fee of $14,000 to Georgeson LLC for its services and will reimburse it for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, certain of our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission.

On behalf of the Board of Directors,

Angel S. Willis

Vice President, General Counsel and Secretary

Charlotte, North Carolina

April 9, 2020

SEALED AIR CORPORATION
2415 CASCADE POINTE BLVD.
CHARLOTTE, NC 28208

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SEE2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 20, 2020. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D01428-P36331-Z76585

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEALED AIR CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors.

Nominees:	For	Against	Abstain
1a. Françoise Colpron	☐	☐	☐
1b. Edward L. Doheny II	☐	☐	☐
1c. Michael P. Doss	☐	☐	☐
1d. Henry R. Keizer	☐	☐	☐
1e. Jacqueline B. Kosecoff	☐	☐	☐
1f. Harry A. Lawton III	☐	☐	☐
1g. Neil Lustig	☐	☐	☐
1h. Suzanne B. Rowland	☐	☐	☐
1i. Jerry R. Whitaker	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D01429-P36331-Z76585

SEALED AIR CORPORATION
Annual Meeting of Stockholders
May 21, 2020 10:00 a.m.
This proxy is solicited by the Board of Directors

The signer hereby appoints Edward L. Doheny II, James M. Sullivan and Angel S. Willis, or a majority of them as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution to act and vote at the 2020 Annual Meeting of Stockholders of Sealed Air Corporation (the "2020 Annual Meeting") to be held at 10:00 a.m. (Eastern Daylight Time) on May 21, 2020 and at any adjournments thereof. The 2020 Annual Meeting will be hosted live via the Internet at www.virtualshareholdermeeting.com/SEE2020. The Proxy Committee is directed to vote as indicated on the reverse side and in its discretion upon any other matters that may properly come before the 2020 Annual Meeting.

If the signer is a participant in Sealed Air Corporation's 401(k) and Profit-Sharing Plan and has stock of Sealed Air Corporation allocated to his or her account, the signer instructs the trustee of such plan to vote such shares of stock, in person or by proxy, in accordance with the instructions on the reverse side at the 2020 Annual Meeting and any adjournments thereof and in its discretion upon any other matters that may properly come before the 2020 Annual Meeting. The terms of the plan provide that shares for which no voting instructions are received will be voted in the same proportion as shares are voted for participants who provide voting instructions. The plan trustee will vote the allocated shares in the plan as directed by each participant who provides voting instructions to it before 11:59 p.m. (Eastern Daylight Time) on May 18, 2020.

The signer hereby revokes all proxies previously given by the signer to vote at the 2020 Annual Meeting and any adjournments and acknowledges receipt of Sealed Air Corporation's Proxy Statement for the 2020 Annual Meeting.

Continued and to be signed on reverse side